<-- Codes
                       TERM LOAN AGREEMENT


     THIS TERM LOAN AGREEMENT is dated as of August 14, 1997, and is made by and among PG Energy Inc., a Pennsylvania corporation (the "Borrower"), the Banks (as hereinafter defined) and PNC Bank, National Association, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "Agent").

                           WITNESSETH:

     WHEREAS, the Borrower has requested the Banks to make term loans to the Borrower in an aggregate principal amount of Twenty-
Five Million Dollars ($25,000,000); and

     WHEREAS, the Banks are willing to provide such term loans upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:


                            ARTICLE I
                       CERTAIN DEFINITIONS

<- tabs set here I.1Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

            Affiliate as to any person shall mean any other person which directly or indirectly controls, is controlled by, or is under common control with such person. Control, as used herein, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

            Agent shall mean PNC Bank, National Association, a national banking association, and its successors and assigns as permitted hereunder.

            Agent's Fee shall have the meaning assigned to that term in Section 9.15 hereof.

            Agreement shall mean this Term Loan Agreement as the same may be supplemented or amended from time to time including all schedules and exhibits hereto.

            Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among the Borrower, a Purchasing Bank, the Transferor Bank and the Agent substantially in the form of Exhibit "D" hereto.

            Authorized Officer shall mean those persons designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents required hereunder. The Borrower may amend such list of persons from time to time by giving written notice of such amendment to the Agent.

            Banks shall mean the financial institutions named on
Schedule 1.1(a) hereto and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

            Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Effective Rate plus fifty (50) basis points (1/2 of 1%) per annum.

            Base Rate Option shall have the meaning assigned to that term in Section 3.1(b)(i) of the Agreement.

            Benefit Arrangement shall mean at any time an "employee benefit plan", within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to, by any member of the ERISA Group.

            Borrower shall mean PG Energy Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania.

            Borrowing Tranche shall mean (i) Term Loans to which a Euro-Rate Option applies by reason of the selection of, conversion to or renewal of such Interest Rate Option on the same day and having the same Interest Period, and (ii) Term Loans to which the Base Rate Option applies by reason of the selection of or conversion to such Interest Rate Option.

            Business Day shall mean (i) with respect to matters relating to the Euro-Rate Option, a day on which banks in the London interbank market are dealing in U.S. Dollar deposits and on which commercial banks are open for domestic and international business in Wilkes-Barre, Pennsylvania, and (ii) with respect to any other matter, a day on which commercial banks are open for business in Wilkes-Barre, Pennsylvania.

            Capital Stock shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

            Capitalization shall mean the sum of Net Worth plus
Total Debt.

            Cash Equivalents shall mean (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than ninety (90) days from the date of acquisition, (ii) time deposits and certificates of deposit with maturities of not more than ninety (90) days from the date of acquisition of any of the Banks or any domestic commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (iii) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (i) and (ii) entered into with any bank meeting the qualifications specified in clause (ii) above, and (iv) commercial paper maturing in one hundred eighty (180) days or less rated not lower than A-1 by S&P or P-1 by Moody's on the date of acquisition.

            Closing Date shall mean the Business Day on which all of the conditions set forth in Section 6.1 hereof shall have been satisfied or waived in writing by the Agent, which shall be August 14, 1997 or such other date as the parties may agree. The closing shall take place at 11:00 A.M., local time, on the Closing Date at the offices of the Agent, 11 West Market Street, Wilkes-Barre, Pennsylvania, or at such other time and place as the parties agree.

            Common Stock shall mean the common stock, no par value, of the Borrower.

            Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

            EBIT shall mean for any period the sum of the amounts for such period of (i) net income of the Borrower before extraordinary items, results of discontinued operations, and dividends on Preferred Stock and (ii) income taxes of the Borrower and Interest Expense, all as determined in accordance with GAAP.

            Eligible Assignee means any of the following which has been approved by the Borrower and the Agent, which approval shall not be unreasonably withheld, it being understood that such approval may be withheld if Borrower or Agent reasonably believes that an assignment or sale of participations under Section 10.11 may result in a Prohibited Transaction (provided, however, that approval by the Borrower shall not be required if an Event of Default shall have occurred and be continuing): (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iv) a commercial finance company or finance subsidiary of a corporation organized under the laws of the United States or any State thereof; and (v) an insurance company organized under the laws of the United States or any State thereof.

            Environmental Complaint shall mean any written complaint setting forth a cause of action for personal or property damage or equitable relief, or any order, notice of violation or citation issued pursuant to any Environmental Laws by an Official Body or arising out of, or issued pursuant to, any Environmental Laws or any Environmental Conditions.

            Environmental Conditions shall mean any conditions of the environment, including, without limitation, the work place, the ocean, natural resources (including flora or fauna), soil, surface water, ground water, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, the Property.

            Environmental Laws shall mean all federal, state and local laws and regulations, including permits, orders, judgments, consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the work place.

            ERISA shall mean the Employee Retirement Income
Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

            ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

            Euro-Rate shall mean, with respect to any Term Loans to which the Euro-Rate Option applies for any Euro-Rate Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upward to the nearest 1/100 of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the rates of interest per annum for deposits in U.S. Dollars offered by banks in the London interbank market to major money center banks at approximately 11:00 A.M. London time two (2) Business Days prior to the first day of each Euro-Rate Interest Period for delivery on the first Business Day of such Euro-Rate Interest Period in amounts comparable to the then outstanding aggregate principal amount of the Term Loans and having maturities comparable to such Euro-Rate Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                         [average of rates offered to       ]
          Euro-Rate =    [major money center banks          ]
                         [in the London interbank market    ]
                         [as determined by Agent            ]
                         1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

            Euro-Rate Interest Period shall have the meaning assigned to that term in Section 3.2 hereof.

            Euro-Rate Option shall have the meaning assigned to that term in Section 3.1(b)(ii) hereof.

            Euro-Rate Reserve Percentage shall mean for any day the percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) for the Agent with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

            Event of Default shall mean any of the Events of Default described in Section 8.1 hereof.

            Federal Funds Effective Rate shall mean for any day the rate per annum (based on a year of three hundred sixty [360] days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day of which such rate was announced.

            First Mortgage Indenture shall mean the Indenture of Mortgage and Deed of Trust dated March 15, 1946 from Scranton Spring Brook Water Service Company (a predecessor to the Borrower) to First Trust of New York, National Association, as Trustee, as supplemented or amended from time to time.

            Funding Date shall mean the Business Day on which the Term Loans are made hereunder, which shall be designated by the Borrower by written notice to the Agent at least one (1) Business Day in advance (subject to Section 6.2(f) hereof), and which shall be no later than thirty (30) days after the Closing Date, or such later date as may be otherwise agreed by the Agent and the Borrower.

            GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 hereof, and applied on a consistent basis (except for changes in application in which the Borrower's independent certified public accountants concur) both as to classification of items and amounts.

            Guaranty or Guarantee means any obligation, direct or indirect, by which a Person undertakes to guaranty, assume or remain liable for the payment of another Person's obligations, including but not limited to (i) endorsements of negotiable instruments, (ii) discounts with recourse, (iii) agreements to pay upon a second Person's failure to pay, (iv) agreements to maintain the capital, working capital solvency or general financial condition of a second Person and (v) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the non-delivery of such products, materials or supplies or the non-furnishing of such services.

            Historical Statements shall have the meaning assigned to that term in Section 5.1(i)(A) hereof.

            Indebtedness shall mean as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

            Interest Expense shall mean for any period, the aggregate amount of interest expense of the Borrower during such period, including without limitation interest with respect to all long-term and short-term Indebtedness of the Borrower, imputed interest expense, other interest and amortization of debt expense, all as determined in accordance with GAAP.

            Interest Payment Date shall mean each date specified for the payment of interest in Section 4.2 hereof.

            Interest Rate Election shall have the meaning assigned to that term in Section 3.1(c) hereof.

            Interest Rate Option shall mean the Euro-Rate Option or the Base Rate Option.

            Internal Revenue Code shall mean the Internal Revenue
Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

            Labor Contracts shall have the meaning assigned to that term in Section 5.1(r).

            Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

            Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

            Loan Documents shall mean this Agreement and the Notes, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

            Material Adverse Change shall mean any set of circumstances or events which (a) has or is reasonably likely to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or is reasonably likely to be material and adverse to the business, properties, assets, financial condition or results of operations of the Borrower, (c) impairs materially or is reasonably likely to impair materially the ability of the Borrower to duly and punctually pay or perform its obligations under the Loan Documents, or (d) impairs materially or is reasonably likely to impair materially the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

            Moody's shall mean Moody's Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "Moody's" shall be deemed to refer to any other nationally recognized securities rating agency designated by the Agent, with the approval of the Borrower, by notice to the Banks and the Borrower.

            Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

            Multiple Employer Plans shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

            Net Worth means as of any date of determination, the aggregate on such date of all amounts classified on the balance sheet of the Borrower prepared in accordance with GAAP as in effect on such date as (i) Common Shareholder's Investment, and (ii) Preferred Stock of the Borrower.

            Notes shall mean collectively all of, and Note shall mean separately any of, the promissory notes of the Borrower substantially in the form of Exhibit "A" hereto evidencing the Term Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

            Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

            PBGC shall mean the Pension Benefit Guaranty
Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

            PEI means Pennsylvania Enterprises, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania.

            Permitted Liens shall mean:

                                             (i)  Liens for taxes,
                        assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable, or if due and payable, (aa) are being contested in good faith and by appropriate and lawful proceedings diligently conducted and (bb) for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and
                        (cc) which shall be paid in accordance with the terms of any final judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

                                             (ii) Pledges or
                        deposits (including liens, security
                        interests and mortgages securing letters of credit issued for the account of Borrower) made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs or to secure liability to insurance carriers under insurance or self-insurance agreements or arrangement;

                                             (iii)     Liens of
                        mechanics, materialmen, warehousemen,
                        carriers, or other like Liens, securing
                        obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, or if such Liens are due and payable, (aa) are being contested in good faith and by appropriate and lawful proceedings diligently conducted and (bb) for which such reserves or other appropriate provisions, if any, as required by GAAP shall have been made and (cc) which shall be paid in accordance with the terms of any final judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

                                             (iv) Pledges or
                        deposits made in the ordinary course of
                        business to secure performance of bids,
                        tenders, contracts (other than for the
                        repayment of borrowed money) or leases, not in excess of the aggregate amounts due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

                                             (v)  (aa) Encumbrances
                        consisting of zoning restrictions,
                        easements, rights-of-way, or other
                        restrictions on the use of real property,
                        (bb) defects in title to real property, and
                        (cc) Liens, encumbrances and title defects affecting real property not known by Borrower and not discoverable by a search of the public records, none of which materially impairs the use of such property;

                                             (vi) Liens, security
                        interests and mortgages in favor of the
                        Agent for the benefit of the Banks;

                                   (vii)     Liens in existence on
                        the Closing Date listed on Schedule 1.1(b);

                                             (viii)    Liens
                        created under the First Mortgage Indenture, as such instrument may be supplemented or amended from time to time;

                                             (ix) Liens on assets
                        of corporations which are merged into or acquired by the Borrower or a Subsidiary of the Borrower after the date of this Agreement; provided that (A) such Liens existed at the time of such merger or acquisition and were not created in anticipation thereof, (B) no such Lien is spread to cover any property or assets of the Borrower or any Subsidiary of the Borrower and (C) the principal amount of Indebtedness secured thereby is not increased from the amount outstanding immediately prior to such merger or acquisition;

                                             (x)  Liens upon real
                        and/or tangible personal property acquired by purchase, construction or otherwise by the Borrower or any of its Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing long-term Indebtedness (or construction loans not constituting long-term Indebtedness) representing or incurred to finance, refinance or refund, the cost (including the cost of construction) of the respective property; provided that no such Lien shall extend to or cover any property of the Borrower or any Subsidiary of the Borrower other than the respective property so acquired and improvements thereon;

                                             (xi) Liens created by
                        or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and Liens arising out of judgments or orders for the payment of money which do not constitute an Event of Default hereunder;

                                             (xii)     Leases or
                        subleases not otherwise prohibited by this Agreement; and

                                   (xiii)    Liens on the assets of
                        the Borrower and its Subsidiaries (not
                        otherwise permitted hereunder) which secure obligations not exceeding five percent (5%) of the Net Worth of the Borrower under GAAP (measured on the last day of the most recently completed fiscal quarter).

            Person or person shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

            Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan but not a Multiemployer
Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

            PNC Bank shall mean PNC Bank, National Association, a national banking association, and its successors and assigns.

            Potential Event of Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

            Preferred Stock shall mean the preferred stock, par value $100 per share, of the Borrower, from time to time outstanding (regardless of class or series).

            Principal Office shall mean the principal commercial banking office of the Agent in Wilkes-Barre, Pennsylvania.

            Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither a statutory, an individual nor a class exemption has been issued by the United
States Department of Labor.

            Property shall mean all real property, both owned and leased, of the Borrower.

            Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption
Agreement.

            Ratable Share shall mean the proportion that a Bank's
Term Loan bears to the Term Loans of all of the Banks, respectively, in the aggregate.

            Register has the meaning specified in Section 10.11(d).

            Regulated Substances shall mean any substance, the generation, manufacture, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse or other management or mismanagement of which is regulated by the Environmental Laws.

            Regulation U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve
System, as amended from time to time.

            Reportable Event means a reportable event described in
Section 4043(b) of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan other than those events as to which the thirty (30) day notice period is waived under subsections .13,
 .14, .15 (with respect to a partial termination), .16, .18, .19 or .20 of PBGC Reg. 2615.

            Required Banks shall mean two or more Banks whose Term Loans outstanding aggregate at least 51% of the total principal amount of the Term Loans outstanding hereunder.

            Restricted Payment shall have the meaning assigned to that term in Section 7.2(e) hereof.

            SEC Reports shall have the meaning assigned to that term in Section 5.1(g) hereof.

            S&P shall mean Standard & Poors Corporation, a corporation organized and existing under the laws of the State of New York, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "S&P" shall be deemed to refer to any other nationally recognized securities rating agency designated by the Agent, with the approval of the Borrower, by notice to the Banks and the Borrower.

            Shares shall have the meaning assigned to that term in
Section 5.1(b) hereof.

            Subsidiary of any person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding Capital Stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such person or one or more of such person's Subsidiaries, or any partnership of which such person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such person or one or more of such person's Subsidiaries, and (ii) any corporation, trust, partnership or other entity which is controlled or capable of being controlled by such person or one or more of such person's Subsidiaries.

            Term Loan Commitment shall mean as to any Bank at any time, the amount set forth opposite its name on Schedule 1.1(a) hereto in the column labeled "Amount of Term Loan Commitment," and thereafter on Schedule I to the most recent Assignment and Assumption Agreement.

            Term Loans shall mean collectively all of, and Term
Loan shall mean separately any of, the Term Loans made by the Banks or one of the Banks to the Borrower pursuant to Section 2.1 hereof.

            Total Debt shall mean as of any date of determination, all Indebtedness of the Borrower as of such date determined in accordance with GAAP.

            Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

            Transfer Effective Notice shall have the meaning ascribed to it in the applicable Assumption and Assignment
Agreement.

            Utility Act shall mean the Public Utility Holding
Company Act of 1935, as amended or supplemented from time to time, and any successor statute of similar import, as from time to time in effect.

     I.2 Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole, "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation." References in this Agreement to "determination" of or by the Agent or the Banks shall be deemed to include good faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good faith beliefs by the Agent or the Banks (in the case of qualitative determinations). Whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith. The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, schedule and exhibit references are to this Agreement unless otherwise specified.

     I.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.


                            ARTICLE II
                            TERM LOANS

     II.1 Term Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each of the Banks severally agrees to make a term loan on the Funding Date (the "Term Loan" of such Bank) to the Borrower in the principal amount set forth opposite its name on Schedule 1.1(a). The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the obligations of the Borrower, or any other Bank, to any other party nor shall the Borrower, or any other Bank, be liable for the failure of such Bank to perform its obligations hereunder.

     II.2 Use of Proceeds. The Borrower shall use the entire proceeds of the Term Loans for the purpose of repaying existing indebtedness of the Borrower.

     II.3 Notes. The obligation of the Borrower to repay the Term Loan made to it by each Bank, together with interest thereon, shall be evidenced by a promissory note of the Borrower dated the Funding Date in substantially the form attached hereto as Exhibit "A", payable to the order of each Bank in a principal amount equal to the Term Loan of such Bank.

     II.4 Taxes. Each Bank that is not created or incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be (assuming that it is entitled to do so), and (ii) two duly completed copies of Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Bank also agrees to deliver to the Borrower and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Borrower and the Agent. Such Bank shall certify (i) in the case of Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (assuming that it is entitled to do so) and (ii) in the case of Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.


                           ARTICLE III
                          INTEREST RATES

     III.1  Interest Rate Options

            (a) Selection of Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Term Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth in Section 3.1(b) below applicable to the Term Loans; it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Euro-Rate Interest Periods to apply simultaneously to the Term Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Term Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than three (3) Borrowing Tranches in the aggregate for all Term Loans outstanding. If at any time the designated rate applicable to any Term Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Term Loan shall be limited to such Bank's highest lawful rate.

            (b) Term Loan Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate
Options applicable to the Term Loans:

                                             (i)  Base Rate
                        Option:  A fluctuating rate per annum
                        (computed on the basis of a year of
                        three hundred sixty-five [365] or
                        three hundred sixty-six [366] days, as
                        the case may be, and actual days
                        elapsed) equal to the Base Rate, such
                        interest rate to change automatically
                        from time to time effective as of the
                        effective date of each change in the
                        Base Rate; or

                                             (ii) Euro-Rate
                        Option:  A rate per annum (computed on
                        the basis of a year of three hundred
                        sixty (360) days and actual days
                        elapsed) equal to the sum of (A) the
                        Euro-Rate, plus (B) (I) 60 basis
                        points for any day on which the long-
                        term senior secured debt of the
                        Borrower is rated (x) BBB- or lower by
                        S&P or (y) Baa3 or lower by Moody's,
                        (II) 42.5 basis points for any day on
                        which the long-term senior secured
                        debt of the Borrower is rated (x) BBB
                        by S&P or (y) Baa2 by Moody's, (III)
                        32.5 basis points for any day on which
                        the long-term senior secured debt of
                        the Borrower is rated BBB+ by S&P or
                        (y) Baa1 by Moody's, and (iv) 25 basis
                        points for any day on which the long-
                        term senior secured debt is rated (x)
                        A- by S&P or (y) A3 by Moody's; if the
                        Borrower's long-term senior debt
                        rating by S&P and Moody's are covered
                        by different subsections set forth
                        above, the interest rate under the
                        Euro-Rate Option shall be based upon
                        the lower number of basis points set
                        forth in such subsections (for
                        example, if the S&P rating is BBB and
                        the Moody's rating is Baa3, the
                        interest rate shall be equal to the
                        Euro-Rate plus 42.5 basis points)

            (c) Rate Quotations. The Borrower may call the Agent on or before the date on which the Borrower's election of a Euro-Rate Option (the "Interest Rate Election") is to be delivered to the Agent in order to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

     III.2 Euro-Rate Interest Periods. At any time when the Borrower shall select or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such Euro-Rate Option, by delivering an Interest Rate Election to the Agent. The Interest Rate Election shall specify an interest period during which such Euro-Rate Option shall apply for all Term Loans (the "Euro-Rate Interest Period"), such period to be one (1), two (2), three (3) or six (6) months, provided that:

            (a) any Euro-Rate Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Euro-Rate Interest Period shall end on the next preceding Business Day;

            (b) any Euro-Rate Interest Period which begins on the last day of a calendar month for which there is no numerically corresponding day in the subsequent calendar month during which such Euro-Rate Interest Period is to end shall end on the last Business Day of such subsequent month;

            (c) the Borrower shall not select, convert to or renew a Euro-Rate Interest Period for any part of the Term Loans that would end after the maturity date of the Term Loans;

            (d) in the case of the renewal of a Euro-Rate Option at the end of a Euro-Rate Interest Period, the first day of the new Euro-Rate Interest Period shall be the last day of the preceding Euro-Rate Interest Period, without duplication in the payment of interest for such day.

     III.3  Interest After Default; Interest on Overdue Amount.

            (a) Upon the occurrence of an Event of Default and during any period in which an Event of Default exists (i) the principal amount of all of the Term Loans to which the Base Rate Option is applicable, whether or not the same have become due and payable by maturity, acceleration, declaration or otherwise, shall bear interest at a rate per annum which shall be two hundred (200) basis points (2%) per annum above the rate otherwise in effect under the Base Rate Option, such interest rate to change automatically from time to time, effective as of the effective date of each change in the Base Rate and (ii) the principal amount of all or any part of the Term Loans to which the Euro-Rate Option is applicable, whether or not the same have become due and payable by maturity, acceleration, declaration or otherwise, shall bear interest, until the end of the then current Euro-Rate Interest Period, at a rate per annum which shall be two hundred (200) basis points (2%) per annum above the rate otherwise in effect under the Euro-Rate Option. At the end of the then current Euro-Rate Interest Period, such part of the Term Loans bearing interest at the Euro-Rate Option shall automatically be converted to the Base Rate Option, and thereafter the interest rate shall be calculated in accordance with clause (i) of this Section 3.3(a).

            (b) If the Borrower fails to make any payment of interest on the Term Loans when due, the Borrower shall, to the extent permitted by applicable law, pay interest on the amount of such overdue payment at a rate of interest equal to the Base Rate for the first three (3) days following the due date and thereafter at a rate of interest equal to the Base Rate plus two hundred (200) basis points (2%); such interest shall be calculated from and including the due date of such payment to but excluding the date of payment of such amount in full, payable on demand.

            (c) If the Borrower fails to make any payment of fees, costs, expenses or indemnities when due under this Agreement, the Borrower shall, to the extent permitted by applicable law, pay interest on the amount of such overdue payment at a rate of interest equal to the Base Rate plus two hundred (200) basis points (2%); such interest shall be calculated from and including the fourth (4th) day following the due date of such payment to but excluding the date of payment of such amount in full, payable on demand.

     III.4  Euro-Rate Unascertainable.

            (a) If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined (which determination shall be conclusive absent manifest error) that:

                                             (i)  adequate and
                        reasonable means do not exist for
                        ascertaining such Euro-Rate, or

                                             (ii) a
                        contingency has occurred which
                        materially and adversely affects the
                        London interbank market relating to
                        the Euro-Rate, or

            (b)  if at any time any Bank shall have determined
(which determination shall be conclusive absent manifest error) that:

                                             (i)  the
                        maintenance of any Term Loan to which
                        a Euro-Rate Option applies has been
                        made impracticable or unlawful by
                        compliance by such Bank in good faith
                        with any Law or any interpretation or
                        application thereof by any Official
                        Body or with any request or directive
                        of any such Official Body (whether or
                        not having the force of Law), or

                                             (ii) such Euro-
                        Rate Option will not adequately and
                        fairly reflect the cost to such Bank
                        of the establishment or maintenance of
                        any such Term Loan, or

                                             (iii)     after
                        making all reasonable efforts that
                        deposits of the relevant amount in
                        Dollars for the relevant Euro-Rate
                        Interest Period for a Term Loan to
                        which a Euro-Rate Option applies are
                        not available to such Bank at the
                        effective cost of funding a proposed
                        Euro-Rate loan, in the London
                        interbank market,

then, in the case of any event specified in subsection (a) above, the Agent shall promptly so notify the Banks and the Borrower thereof and in the case of an event specified in subsection (b) above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of (A) the Banks in the case of such notice given by the Agent or (B) such Bank in the case of such notice given by such Bank to allow the Borrower to continue the Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrower or such Bank shall have later notified the Agent, of the Agent's or such Bank's, as the case may be, determination (which determination shall be conclusive absent manifest error) that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under subsection (a) or (b) of this Section
3.4 and the Borrower has previously notified the Agent of its selection of a Euro-Rate Option and such Euro-Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Term Loans. If any Bank notifies the Agent of a determination under subsection (b) of this
Section 3.4, the Borrower shall, subject to the Borrower's indemnification obligations under Section 4.6(b), as to any Term Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either convert such Term Loan or prepay such Term Loan in accordance with Section 4.5(A) hereof. Absent due notice from the Borrower of conversion or prepayment such Term Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Term Loan upon such specified date.

     III.5 Failure to Select Euro-Rate Option. The Borrower shall be deemed to have selected the Base Rate Option for any interest period of the Term Loans during which the Euro-Rate Option shall not apply under Section 3.2. If an Event of Default shall occur and be continuing, the Borrower may not select or renew the Euro-Rate Option.


                            ARTICLE IV
                             PAYMENTS

     IV.1   Principal Payment Date.     The outstanding unpaid
principal amount of the Term Loans shall be due and payable in full on August 14, 2002.

     IV.2 Interest Payment Dates. Interest on Term Loans to which the Base Rate Option applies shall be due and payable in arrears on the first Business Day of each January, April, July and October after the date hereof and on maturity or upon acceleration of the Notes. Interest on Term Loans to which a Euro-Rate Option applies shall be due and payable (a) as to any such Term Loan having an Euro-Rate Interest Period of three (3) months or less, the last day of such Euro-Rate Interest Period, (b) as to any such Term Loan having an Interest Period longer than three (3) months, the day which is (i) three (3) months after the first day of such Euro-Rate Interest Period and (ii) the last day of such Euro-Rate Interest Period, and (c) if the payment of the Notes is accelerated, the date of the acceleration of the Notes. After the maturity of the Term Loans, whether by acceleration or otherwise, interest on the Term Loans shall be payable on demand.

     IV.3 Payments. All payments and prepayments to be made in respect of principal, interest, Agent's Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 A.M. (Wilkes-Barre, PA time) on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the ratable accounts of the Banks with respect to the Term Loans in Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 11:00 A.M. (Wilkes-Barre, PA time) by the Agent with respect to the Term Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Term Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

     IV.4 Pro Rata Treatment of Banks. Each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest or other fees or amounts due from the Borrower hereunder to the Banks with respect to the Term Loans, shall (except as provided in Section 3.4(b), 4.5(A)(b) or 4.6(a) hereof) be made in proportion to the Term Loans outstanding from each Bank.

     IV.5   (A)  Voluntary Prepayments.

            (a) The Borrower shall have the right at its option from time to time to prepay the Term Loans in whole or part without premium or penalty (provided, however, that a premium or penalty will be payable to the extent provided in subsection (b) below or in Section 4.6 hereof ):

                                             (i)  at any time
                        with respect to any Term Loan to which
                        the Base Rate Option applies,

                                             (ii) on the last
                        day of the applicable Euro-Rate
                        Interest Period with respect to Term
                        Loans to which a Euro-Rate Option
                        applies,

                                             (iii)     on the
                        date specified in a notice by any
                        Bank pursuant to Section 3.4(b) hereof
                        with respect to any Term Loan to which
                        a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Term Loans, it shall provide a prepayment notice to the Agent at least one (1) Business Day prior to the date of prepayment of Term Loans setting forth the following information:

                              (y)  the date, which shall be a
                      Business Day, on which the proposed
                      prepayment is to be made; and

                              (z)  the total principal amount
                      of such prepayment, which shall not be
                      less than One Hundred Thousand Dollars
                      ($100,000).

All prepayment notices shall be irrevocable. The principal amount of the Term Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Term Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.

            (b)  In the event any Bank (i) gives notice under
Section 3.4(b) or Section 4.6(a) hereof, or (ii) does not approve any action as to which consent of the Required Banks is requested by the Borrower and obtained hereunder, the Borrower shall have the right, upon seven (7) days' written notice to the Agent, to prepay the Term Loans of such Bank in whole together with all interest accrued thereon, within ninety (90) days after (y) receipt of such Bank's notice under Section 3.4(b) or 4.6(a), or (z) the date of obtaining the consent which such Bank has not approved, as applicable, provided the Borrower shall also pay to such Bank at the time of such prepayment any amounts required under Section 4.6.

            (B) Mandatory Prepayments. Within five (5) days after the occurrence of either of the following events, the Borrower shall notify the Agent and the Banks in writing of such occurrence. Upon request of the Required Banks made within thirty (30) days after the Agent receives the notice to be provided pursuant to the preceding sentence, the Borrower shall, within thirty (30) days after receipt of the request of the Required Banks, prepay the Term Loans, together with all interest thereon, and fees due, in full, without premium or penalty (provided, however, that a premium or penalty will be payable to the extent provided in Section 4.6 hereof):

                                             (i)  any person
                        or group of persons (within the
                        meaning of Sections 13(a) or 14(a) of
                        the Securities Exchange Act of 1934,
                        as amended) shall have acquired
                        beneficial ownership of (within the
                        meaning of Rule 13d-3 promulgated by
                        the Securities and Exchange Commission
                        under said Act) twenty percent (20%)
                        or more of the shares of stock of PEI
                        whose holders are entitled under
                        ordinary circumstances to vote for the
                        election of directors of Borrower
                        (irrespective of whether, at the time,
                        stock of any other class or classes
                        shall have or might have voting power
                        by reason of the happening of any
                        contingency); or

                                             (ii) during any
                        period of twelve (12) consecutive
                        months, individuals who at the
                        beginning of such period constituted
                        the PEI board of directors (together
                        with any new directors whose election
                        by the PEI board of directors or whose
                        nomination for election by PEI's
                        shareholders was approved by a vote of
                        at least two-thirds of the directors
                        then still in office who either were
                        directors at the beginning of such
                        period or whose election or nomination
                        for election was previously so
                        approved) cease for any reason to
                        constitute a majority of the directors
                        then in office.

The Borrower shall notify the Agent in writing at least one (1)
Business Day prior to the date (which shall be a Business Day) on which the prepayment will be made.

     IV.6   Additional Compensation in Certain Circumstances.

            (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If, after the date hereof, any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of law) of any central bank or other Official Body:

                                             (i)  subjects any
                        Bank to any tax or changes the basis
                        of taxation with respect to this
                        Agreement, the Notes, the Term Loans
                        or payments by the Borrower of
                        principal, interest, fees, or other
                        amounts due from the Borrower
                        hereunder or under the Notes (except
                        for franchise taxes and taxes on the
                        overall net income of such Bank),

                                             (ii) imposes,
                        modifies or deems applicable any
                        reserve, special deposit or similar
                        requirement (excluding any reserve
                        requirement included in any applicable
                        Euro-Rate Reserve Percentage) against
                        credits or commitments to extend
                        credit extended by, or assets (funded
                        or contingent) of, deposits with or
                        for the account of, or other
                        acquisitions of funds by, any Bank, or

                                             (iii)
                        imposes, modifies or deems applicable
                        any capital adequacy or similar
                        requirement (A) against assets (funded
                        or contingent) of, or letters of
                        credit, other credits or commitments
                        to extend credit extended by, any
                        Bank, or (B) otherwise applicable to
                        the obligations of any Bank under this
                        Agreement,

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Term Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank deems to be material, such Bank shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank (which determination shall be conclusive absent manifest error) to be necessary to compensate such Bank for such increase in cost, reduction of income or additional expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

            (b) Indemnity. In addition to the compensation required by subsection (a) of this Section 4.6, the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Term Loans subject to the Euro-Rate Option) which such Bank sustains or incurs as a consequence of any

                                             (i)  payment,
                        prepayment or conversion of any Term
                        Loan to which the Euro-Rate Option
                        applies on a day other than the last
                        day of the corresponding Euro-Rate
                        Interest Period (whether or not such
                        payment or prepayment is mandatory,
                        voluntary or automatic and whether or
                        not such payment or prepayment is then
                        due),

                                             (ii) attempt by
                        the Borrower to revoke (expressly, by
                        later inconsistent notices or
                        otherwise) in whole or part any notice
                        relating to prepayments under Section
                        4.5, or

                                             (iii)     default
                        by the Borrower in the payment  of any
                        principal of, or interest on, any Term
                        Loan when due (whether by acceleration
                        or otherwise).

            If any Bank sustains or incurs any such loss or expense it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination shall be conclusive absent manifest error and may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank within ten (10) Business Days after such notice is given.

     IV.7 Loan Accounts. Each Bank shall open and maintain on its books a loan account in the Borrower's name with respect to Term Loans made, repayments, prepayments, the computation and payment of interest, fees and other amounts due and sums paid to such Bank hereunder. Such loan account shall be conclusive and binding on the Borrower as to the amount at any time due to such Bank from the Borrower, except in the case of manifest error. Each Bank shall make available at the request of the Borrower on no more frequently than a calendar quarterly basis a copy of each such loan account. The failure of any Bank to maintain such loan account shall not impair any of the obligations of the Borrower under the Loan Documents.


                            ARTICLE V
                  REPRESENTATIONS AND WARRANTIES

     V.1 Representations and Warranties. The Borrower represents and warrants to the Agent and each of the Banks as follows:

            (a) Organization and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; the Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct; and the Borrower is duly licensed or qualified and in good standing in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary (except for jurisdictions in which such failure to be so licensed or qualified is not reasonably likely to result in a Material Adverse Change).

            (b) Capitalization and Ownership. As of the Closing Date, the authorized Capital Stock of the Borrower consists of ten million (10,000,000) shares of Common Stock of which three million three hundred fourteen thousand one hundred fifty-five (3,314,155) shares are issued and outstanding, and nine hundred ninety-seven thousand and five hundred (997,500) shares of Preferred Stock of which one hundred seventy-two thousand three hundred eighty-six (172,386) shares are issued and outstanding (the foregoing issued and outstanding Capital Stock of the Borrower is referred to herein collectively as the "Shares"). PEI owns all of the issued and outstanding Common Stock of the Borrower and such stock is not pledged to any other Person. All of the Shares have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any shares of Common Stock.

            (c)  Subsidiaries.  None of the Subsidiaries of
Borrower is a "significant subsidiary" as such term is defined in Rule 1-02(v) of Regulation S-X promulgated by the Securities and Exchange Commission.

            (d) Power and Authority. The Borrower has full corporate power and corporate authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its obligations under the Loan Documents to which it is a party and all such actions have been duly authorized by all necessary corporate proceedings on its part.

            (e) Validity and Binding Effect. This Agreement has been and each other Loan Document, when duly executed and delivered by the Borrower, will have been duly and validly executed and delivered by the Borrower. This Agreement and each of the other Loan Documents delivered by the Borrower pursuant to the provisions hereof will constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that enforceability of any of the foregoing Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance and by general equitable principles.

            (f) No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents by the Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by Borrower will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the articles of incorporation, by-laws or other organizational documents of the Borrower or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Borrower is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower.

            (g) Litigation. Except as set forth on Schedule 5.1(g) and except as disclosed in Borrower's or PEI's Form 10-K for the fiscal year ended December 31, 1996, or Form 10-Q for the quarter ended June 30, 1997 (such reports are collectively referred to herein as "SEC Reports"), submitted to the Securities and Exchange Commission, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against PEI, the Borrower or any of their respective Subsidiaries at law or equity before any Official Body which individually or in the aggregate is reasonably likely to result in any Material Adverse Change. Neither PEI, the Borrower nor any of their respective Subsidiaries is in violation of any order, writ, injunction or any decree of any Official Body which is reasonably likely to result in any Material Adverse Change, except as disclosed in the SEC Reports or on Schedule 5.1(g).

            (h) Title to Properties. The Borrower and each of its Subsidiaries have good title to, or a valid leasehold interest in, all their respective real and tangible personal property, except to the extent the failure to have such title or leasehold interests is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, and none of such property is subject to any Liens except Permitted Liens.

            (i)  Financial Statements.

                 (A) Historical Statements. The Borrower has delivered to the Agent copies of (x) the audited consolidated year-end financial statements of PEI and its Subsidiaries and (y) the audited year-end financial statements of the Borrower for and as of the end of the fiscal year ended December 31, 1996 (the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by PEI's and Borrower's management, present fairly in all material respects (x) the consolidated financial condition of PEI and its Subsidiaries and (y) the financial condition of the Borrower as of their date and the results of operations for the fiscal period then ended and have been prepared in accordance with GAAP consistently applied.

                 (B)    Absence of any Material Adverse Change.
Since June 30, 1997, no Material Adverse Change has occurred, except as disclosed in the SEC Reports.

            (j) Margin Stock. Neither the Borrower nor any Subsidiary of Borrower engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Term Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. Neither the Borrower nor any of its Subsidiaries holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower or any of its Subsidiaries are or will be represented by margin stock.

            (k) Taxes. All federal, state, local and other tax returns required to have been filed with respect to PEI, the Borrower or any Subsidiary of Borrower have been filed and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any consolidated federal income tax return of PEI for any period.

            (l) Consents and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with any Official Body or any other person is required to be obtained or made by PEI or Borrower under any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by the Borrower, except as listed on Schedule 5.1(l) attached hereto, all of which shall have been obtained or made on or prior to the Closing Date, and except ordinary disclosures in filings required to be made by PEI or the Borrower pursuant to the disclosure requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, none of which disclosures is required to be made prior to the execution and delivery of this Agreement and the other Loan Documents.

            (m) No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings to be made on the Funding Date under the Loan Documents which constitutes an Event of Default or Potential Event of Default. Neither the Borrower nor any of its Subsidiaries is in violation of (i) any term of its articles of incorporation, by-laws, or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound, where such violation would constitute a Material Adverse Change; all such material agreements and instruments are valid, binding and enforceable upon the Borrower or any of its Subsidiaries and, to the Borrower's knowledge, upon each of the other parties thereto, in accordance with their respective terms, except where the failure to be valid, binding and enforceable would not constitute a Material Adverse Change, and there is no default thereunder by Borrower or any of its Subsidiaries and, to the Borrower's knowledge, by any other party thereto, except where any such default would not constitute a Material Adverse Change.

            (n) Insurance. There are in full force and effect for the benefit of the Borrower and each of its Subsidiaries insurance policies and bonds providing adequate coverage from (to the knowledge of Borrower) reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrower and its Subsidiaries in accordance with prudent business practice in the industry of the Borrower and its Subsidiaries. No notice has been given or claim made and to the knowledge of Borrower, no grounds exist, to cancel or void any of such policies or bonds or to reduce the coverage provided thereby, except where such cancellation or reduction in coverage would not constitute a Material Adverse Change.

            (o) Compliance with Laws. Except as disclosed in the SEC Reports, the Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in subsection (s)) in all jurisdictions in which the Borrower or any of its Subsidiaries is doing business except where the failure to do so would not constitute a Material Adverse Change.

            (p) Investment Companies; Other Regulations. The Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control." PEI, the Borrower and their respective Subsidiaries are exempt from the requirements of the Utility Act and the rules thereunder, other than the requirements of Section 9(a)(2) thereof.

            (q) Plans and Benefit Arrangements. Except as set forth on Schedule 5.1(q) hereto or as described in the SEC Reports:

                    (i) The Borrower and each member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and, to the knowledge of Borrower, each Multiemployer Plan, the Borrower and each member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC (other than for premiums not yet due) and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

                    (ii)      To the knowledge of the Borrower,
each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

                    (iii)     Neither the Borrower nor any other
member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

                    (iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

                    (v) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a termination basis, as of the date of the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

                    (vi)      Neither the Borrower nor any other
member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

                    (vii)     To the extent that any Benefit
Arrangement is insured, the Borrower and all members of the ERISA Group have paid when due all contributions and premiums required to be paid under each Benefit Arrangement for all periods through and including the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all members of the ERISA Group have made when due all contributions, to the extent required by applicable Law or the terms of such Benefit Arrangement to be paid for all periods through and including the Closing Date.

            (r) Employment Matters. The Borrower and each of its Subsidiaries are in compliance with all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts (the "Labor Contracts") and all applicable federal, state and local labor and employment Laws including, but not limited to, those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply would not constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Borrower or any of its Subsidiaries which in any case would constitute a Material Adverse Change.

            (s)  Environmental Matters.  Except as disclosed on
Schedule 5.1(s) hereto or as described in the SEC Reports:

                    (i) Neither the Borrower nor any of its
Subsidiaries has received any Environmental Complaint from any Official Body or private person alleging that the Borrower or any of its Subsidiaries or any prior or subsequent owner of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C.
9601, et seq., which Environmental Complaint is reasonably expected to result in any Material Adverse Change. There are no pending or, to the Borrower's knowledge, threatened Environmental Complaints relating to the Borrower, any Subsidiary of the Borrower or, to the Borrower's knowledge, without any inquiry, any prior or subsequent owner of the Property pertaining to, or arising out of, any Environmental Conditions, which Environmental Complaints are reasonably expected to result in any Material Adverse Change.

                    (ii) Except for conditions, violations or failures which individually and in the aggregate are not reasonably likely to result in a Material Adverse Change, there are no circumstances at, on or under the Property that constitute a breach of or non-compliance with any of the Environmental Laws, and there are no past or present Environmental Conditions at, on or under the Property or, to the Borrower's knowledge, without any inquiry at, on or under adjacent property, that prevent compliance with the Environmental Laws at the Property.

                    (iii)     Neither the Property nor any
structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances except in compliance with Environmental Laws, other than such containment or use which individually and in the aggregate is not reasonably likely to result in any Material Adverse Change. There are no processes, facilities, operations, equipment or any other activities at, on or under the Property, or, to the Borrower's knowledge, without any inquiry, at, on or under adjacent property, that currently result in the release of Regulated Substances on to the Property in violation of the Environmental Laws, except to the extent that such releases are not likely to result in a Material Adverse Change.

                    (iv)      There are no underground storage
tanks, or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under the Property that are not in compliance with all Environmental Laws, other than those with respect to which the failure to comply with Environmental Laws is not reasonably likely, either individually or in the aggregate, to result in a Material Adverse Change, and there are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under the Property that have not been either abandoned in place, or removed, in accordance with the Environmental Laws, other than those with respect to which the failure to comply with Environmental Laws is not reasonably likely, either individually or in the aggregate, to result in a Material Adverse Change.

                    (v) The Borrower and each of its Subsidiaries have all material permits, licenses, authorizations and approvals necessary under the Environmental Laws for the conduct of the business of the Borrower and each of its Subsidiaries as presently conducted, other than those with respect to which the failure to comply with Environmental Laws is not reasonably likely, either individually or in the aggregate, to result in a Material Adverse Change. The Borrower and each of its Subsidiaries have, to the Borrower's knowledge, submitted all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on the Property.

                    (vi)      Except for violations which
individually and in the aggregate are not likely to result in a Material Adverse Change, all past and present on-site generation, storage, processing, treatment, recycling, reclamation or disposal of Regulated Substances at, on, or under the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation or disposal of Regulated Substances has been done in accordance with the Environmental Laws.

            (t) Senior Debt Status. The obligations of the Borrower under this Agreement and the Notes rank at least pari passu in priority of payment with all other Indebtedness of the Borrower except Indebtedness of the Borrower to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of the Borrower which secures Indebtedness or other obligations of any person except for Permitted Liens.


                            ARTICLE VI
                      CONDITIONS OF LENDING

     The obligation of each Bank to make a Term Loan hereunder on the Funding Date is subject to the performance by the Borrower of its obligations to be performed hereunder at or prior to the making of any such Term Loan and to the satisfaction of the following further conditions:

     VI.1   Closing Conditions.  On the Closing Date:

            (a) The representations and warranties of the Borrower contained in Article V hereof shall be true and accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such Closing Date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific date or times referred to therein), and the Borrower shall have performed and complied in all material respects with all covenants and conditions hereof; no Event of Default or Potential Event of Default under this Agreement shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of the Borrower, dated the Closing Date and signed by the Chief Executive Officer and President or Chief Financial Officer of the Borrower, to each such effect;

            (b) There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as appropriate as to:

                    (i) all corporate action taken by the Borrower in connection with this Agreement and the other Loan Documents;

                    (ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and the identities of the Authorized Officers permitted to act on behalf of the Borrower for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

                    (iii)     copies of its organizational
documents, including its articles of incorporation as in effect on the Closing Date together with a certificate from the Secretary of State of the Commonwealth of Pennsylvania as to the continued existence and good standing of the Borrower as well as a copy of its bylaws.

            (c) This Agreement and each other Loan Document shall have been duly executed and delivered by the Borrower to the Agent for the benefit of the Banks.

            (d) There shall be delivered to the Agent for the benefit of each Bank a written opinion of Hughes Hubbard & Reed, L.L.P., special counsel for the Borrower and Jeffery H. Sunday, House Counsel of the Borrower (both of whom may rely on the opinions of each other and such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel as to the matters set forth in Exhibit "B-1" and Exhibit "B-2" hereto.

            (e) All legal details and proceedings in connection with the transactions contemplated by the Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

            (f) The Borrower shall pay or cause to be paid to the Agent for itself and for the account of the Banks to the extent not previously paid all fees, costs and expenses for which the Agent and the Banks are entitled to be reimbursed.

            (g) All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 5.1(l) shall have been obtained.

            (h) The making of the Term Loans shall not contravene any Law applicable to the Borrower or any of the Banks.

            (i) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby or which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

     VI.2   Funding Conditions.  On the Funding Date:

            (a) All of the conditions set forth in Section 6.1 hereof shall have been satisfied or waived in writing by the Agent.

            (b) The representations and warranties of the Borrower contained in Article V hereof shall be true and accurate in all material respects on and as of the Funding Date with the same effect as though such representations and warranties had been made on and as of such Funding Date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific date or times referred to therein), and the Borrower shall have performed and complied in all material respects with all covenants and conditions hereof; no Event of Default or Potential Event of Default under this Agreement shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of the Borrower, dated the Funding Date and signed by the Chief Executive Officer and President or Chief Financial Officer of the Borrower, to each such effect;

            (c) The Notes shall have been duly executed and delivered by the Borrower to the Agent for the benefit of the Banks.

            (d) The making of the Term Loans shall not contravene any Law applicable to the Borrower or any of the Banks.

            (e) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby or which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

            (f) The Borrower shall have delivered to the Agent an Interest Rate Election specifying the Euro-Rate Option in accordance with Section 3.2 hereof at least three (3) Business Days prior to the Funding Date.
                           ARTICLE VII
                            COVENANTS

     VII.1 Affirmative Covenants. The Borrower covenants and agrees that until payment in full of the Term Loans and interest thereon, the Borrower shall comply at all times with the following affirmative covenants:

            (a) Preservation of Existence, etc. The Borrower shall maintain its corporate existence and license or qualification and good standing in the Commonwealth of Pennsylvania and in each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualifications necessary (except for such other jurisdictions in which such failure to be so licensed or qualified could not reasonably be expected to result in a Material Adverse Change).

            (b) Payment of Taxes. The Borrower shall duly pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, all taxes to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, prior to the date on which penalties attach thereto, except to the extent that such taxes are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve (including reserves for any additional amounts which would be payable as a result of the failure to discharge any such taxes) or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

            (c) Maintenance of Insurance. The Borrower shall insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, worker's compensation and public liability) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. At the request of the Agent, the Borrower shall deliver (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Borrower's independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents and (y) from time to time a summary schedule indicating all insurance then in force with respect to the Borrower and its Subsidiaries.

            (d) Maintenance of Properties and Leases. The Borrower shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

            (e) Maintenance of Patents, Trademarks, etc. The Borrower shall maintain in full force and effect all franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

            (f) Visitation Rights. The Borrower shall permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers in connection with the transactions contemplated by the Loan Documents, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection.

            (g) Keeping of Records and Books of Account. The Borrower shall maintain and keep, and shall cause each of its Subsidiaries to maintain and keep, proper books of record and account which enable the Borrower and each of its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any of its Subsidiaries, and in which true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

            (h) Plans and Benefit Arrangements. The Borrower shall comply, and shall cause each member of the ERISA Group to comply, with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

            (i) Compliance with Laws. The Borrower shall comply with all applicable Laws, provided that it shall not be deemed to be a violation of this Section 7.1(i) if any failure to comply with any Law would not result in fines, penalties, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

            (j) Use of Proceeds. The Borrower will use the proceeds of the Term Loans only for lawful purposes in accordance with Section 2.2 hereof as applicable and such uses shall not contravene any applicable Law or any other provision hereof.

            (k)  Environmental Laws.    (i)  The Borrower shall
comply in all material respects with all Environmental Laws and shall obtain and comply, and shall cause each of its Subsidiaries to obtain and comply, in all material respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws;

                    (ii)      The Borrower shall conduct and
complete, and shall cause each of its Subsidiaries to conduct and complete, in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Official Bodies respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, required by GAAP shall have been made; and

                    (iii) The Borrower shall defend, indemnify and hold harmless the Agent and the Banks, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by the Borrower or any of its Subsidiaries, or any orders, requirements or demands of any Official Bodies related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

            (l) Utility Act. The Borrower shall maintain, and cause PEI to maintain, their respective exemptions from the requirements of the Utility Act and the rules thereunder, other than the requirements of Section 9(a)(2) thereof.

            (m)  Senior Debt Status.  The obligations of the
Borrower under this Agreement and the Notes will rank at least pari passu in priority of payment with all other Indebtedness of the Borrower except Indebtedness of the Borrower to the extent secured by Permitted Liens.

     VII.2 Negative Covenants. The Borrower covenants and agrees that until payment in full of the Term Loans and interest thereon, the Borrower shall comply with the following negative covenants:

            (a) Indebtedness. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

                                             (i)  Indebtedness
                        under the Loan Documents;

                                             (ii) Existing
                        Indebtedness as set forth on Schedule
                        7.2(a) hereto (including any
                        extensions or renewals thereof
                        provided there is no increase in the
                        amount thereof or other significant
                        change in the terms thereof unless
                        otherwise specified on Schedule
                        7.2(a));

                                             (iii)
                        Indebtedness of a Subsidiary of the
                        Borrower to the Borrower or to a
                        wholly owned Subsidiary of the
                        Borrower; and

                                             (iv) Additional
                        Indebtedness of the Borrower and its
                        Subsidiaries, provided that the
                        incurrence of or continued existence
                        of such additional Indebtedness shall
                        not cause the Borrower to violate
                        Section 7.2(p).

            (b) Liens. The Borrower shall not, and shall not permit any Subsidiary of Borrower to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

            (c) Guaranties. Other than Guaranties of an obligation or liability of a Subsidiary, the Borrower shall not, and shall not permit any Subsidiary of Borrower to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other person.

            (d) Loans, Acquisitions and Investments. The Borrower shall not, and shall not permit any Subsidiary of Borrower to, at any time make any loan or advance to, or purchase or otherwise acquire any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or assets of, or any other investment or interest in, or make any capital contribution to, any other person, or agree to or become liable to do any of the foregoing, except:

                    (i) trade credit extended on usual and
customary terms in the ordinary course of business;

                    (ii)      loans and advances to employees to
meet expenses incurred by such employees in the ordinary course of business;

                    (iii)     Cash Equivalents;

                    (iv) investments and capital contributions by the Borrower in and to, and advances by the Borrower to, its Subsidiaries and investments and capital contributions by such Subsidiaries in and to, and advances by such Subsidiaries to, the Borrower and in and to other Subsidiaries of the Borrower in an aggregate amount not to exceed Five Million Dollars ($5,000,000); and

                    (v) other investments and capital contributions (not covered by Section 7.2(d)(iv) above) and acquisitions that do not, in the aggregate, exceed Five Million Dollars ($5,000,000) in any twelve (12) month period.

            (e) Dividends and Related Distributions. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, declare or pay any dividend (other than dividends payable solely in Common Stock and dividends payable by any wholly-owned Subsidiary of the Borrower to the Borrower or to another wholly-owned Subsidiary of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary of Borrower (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Restricted Payments), except that, so long as no Potential Event of Default or Event of Default has occurred, is continuing or will result from the payment of a Restricted Payment, the Borrower may during any fiscal year make Restricted Payments as follows: the Borrower may (a) declare, and pay within ninety (90) days of the date of declaration, dividends on Common Stock, (b) declare, and pay within ninety (90) days of the date of declaration, dividends on Preferred Stock and (c) redeem Preferred Stock in accordance with the Borrower's Restated Articles of Incorporation, as amended; provided, however, that nothing contained in this Section 7.2(e) shall prohibit the Borrower from making any Restricted Payments to the holders of its 9% Cumulative Preferred Stock pursuant to the Borrower's Restated Articles of Incorporation, as amended, except to the extent that such payments would be prohibited by the Borrower's Restated Articles of Incorporation, as amended.

            (f)  Liquidations, Mergers and Consolidations. The
Borrower shall not, and shall not permit any Subsidiary of Borrower to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or sell, lease, transfer, or otherwise dispose of all of its assets, provided that:

                    (i) any wholly-owned Subsidiary of Borrower may consolidate or merge into the Borrower or another direct or indirect wholly-owned Subsidiary of Borrower; and

                    (ii)      any wholly-owned Subsidiary of
Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another direct or indirect wholly-owned Subsidiary of Borrower.

            (g) Dispositions of Assets or Subsidiaries. Excluding the payment of cash as consideration for assets purchased by, or services rendered to, the Borrower or any Subsidiary of the Borrower, the Borrower shall not, and shall not permit any Subsidiary of Borrower to, sell, convey, assign, lease, or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Capital Stock [other than Capital Stock issued by the Borrower], shared or beneficial interests or partnership interests), except:

                    (i) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of the Borrower's business;

                    (ii) any sale, transfer or lease of assets by any wholly owned Subsidiary of the Borrower to the Borrower or any other wholly owned Subsidiary of Borrower;

                    (iii) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased;

                    (iv)      sales of assets set forth on Schedule
7.2(g) hereof;

                    (v) the sale or other disposition of any other property in the ordinary course of business, provided that (other than inventory) the aggregate book value of all assets so sold or disposed of pursuant to this Section 7.2(g) in any period of twelve
(12) consecutive months shall not exceed five percent (5%) of the total assets of the Borrower as at the beginning of such twelve-month period; or

                    (vi)      any sale, transfer or lease of
assets, other than those specifically excepted pursuant to clauses
(i) through (v) above, which is approved by the Required Banks.

            (h) Affiliate Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any material transaction, other than transactions entered into between the Borrower and any of its Subsidiaries, or between any Subsidiaries (including, without limitation, purchasing property or services or selling property or services), with an Affiliate unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are fully disclosed to the Agent and is in accordance with all applicable Law.

            (i)  Subsidiaries, Partnerships and Joint Ventures.
The Borrower shall not, and shall not permit any of its Subsidiaries to, own or create any Subsidiaries other than those listed in Schedule 7.2(i) and those which are not "significant subsidiaries" as such term is defined in Rule 1.02(v) of Regulation S-X promulgated by the Securities and Exchange Commission, without the consent of the Required Banks, such consent not to be unreasonably withheld. The Borrower shall not become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture, without the consent of the Required Banks, such consent not to be unreasonably withheld.

            (j) Continuation of or Change in Business. The Borrower and its Subsidiaries shall not engage in any business other than the operation of a public utility company for the delivery of natural gas to residential, commercial and governmental establishments in the northeastern Pennsylvania area, substantially as conducted and operated by the Borrower and its Subsidiaries during the present fiscal year, and the Borrower shall not permit any material change in such business.

            (k) Plans and Benefit Arrangements. The Borrower shall not, and shall not permit any member of the ERISA Group to:

                    (i) fail to satisfy the minimum funding
requirements of ERISA and the Internal Revenue Code with respect to any Plan;

                    (ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

                    (iii)     engage in a Prohibited Transaction
with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

                    (iv)      permit the aggregate actuarial
present value of all benefit liabilities (whether or not vested) under each Plan determined on a termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed the fair market value of the assets of such Plan as of any actuarial valuation date;

                    (v) fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

                    (vi)      withdraw (completely or partially)
from any Multiemployer Plan or be deemed under Section 4062(e) of ERISA to withdraw from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrower or any member of the ERISA Group;

                    (vii)     terminate, or institute proceedings
to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

                    (viii)    make any amendment to any Plan with
respect to which security is required under Section 307 of ERISA;
or

                    (ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

            (l) Fiscal Year. The Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year from the twelve (12) month period beginning January 1 and ending
December 31.

            (m) Issuance of Stock. The Borrower shall not permit any Subsidiary of Borrower to issue any additional shares of Capital Stock other than to Borrower and to other wholly-owned
Subsidiaries of Borrower.

            (n) Changes in Organizational Documents. The Borrower shall not, and shall not permit any Subsidiary of Borrower to, amend in any respect its articles of incorporation (except to increase the number of authorized shares of its Capital Stock or authorize the issuance of additional Preferred Stock and/or to file statements affecting class or series) without providing at least ten (10) calendar days' prior written notice to the Agent and the Banks.

            (o) Minimum Interest Coverage Ratio. As of the last day of each fiscal quarter, the ratio of (i) EBIT for the four fiscal quarters ending on such date, to (ii) Interest Expense for such four fiscal quarters, shall not be less than 2.00:1.00.

            (p)  Maximum Leverage Ratio.  At no time shall Total
Debt exceed sixty percent (60%) of Capitalization.

     VII.3 Reporting Requirements. The Borrower covenants and agrees that until payment in full of the Term Loans and interest thereon, the Borrower will maintain, and will cause PEI to maintain, a system of accounting established and administered in accordance with GAAP, and will set aside on its books all such proper reserves as shall be required by GAAP. Further, the Borrower will:

                    (i) deliver to the Agent within forty-five (45) days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Borrower and PEI, (A) balance sheets as at the end of such period for the Borrower and for PEI on a consolidated basis, (B) statements of income for such period for the Borrower and for PEI on a consolidated basis and, in the case of the second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, (C) statements of cash flow for such period for the Borrower and for PEI on a consolidated basis and, in the case of the second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, and (D) statements of retained earnings for such period for the Borrower and for PEI on a consolidated basis and, in the case of the second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, each setting forth, in comparative form, corresponding figures for the corresponding period in the immediately preceding fiscal year and all prepared in reasonable detail and certified, subject to changes resulting from year-end adjustments, by the Chief Financial Officer of the Borrower and PEI to have been prepared in accordance with GAAP;

                    (ii)      deliver to the Agent within ninety
(90) days after the end of each fiscal year of the Borrower and PEI, (A) balance sheets as at the end of such year for the Borrower and for PEI on a consolidated basis, (B) statements of income for such year for the Borrower and for PEI on a consolidated basis, (C) statements of cash flow for such year for the Borrower and for PEI on a consolidated basis, and (D) statements of retained earnings for such year for the Borrower and for PEI on a consolidated basis, each setting forth, in comparative form, corresponding figures for the immediately preceding fiscal year and all prepared in reasonable detail and certified without limitation as to scope by independent certified public accountants acceptable to the Required Banks, together with a report of such independent certified public accountants which report shall state that such financial statements present fairly in all material aspects the financial position of the Borrower and PEI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

                    (iii) deliver to the Agent, together with each delivery of financial statements pursuant to items (i) and
(ii) above, a Compliance Certificate substantially in the form of Exhibit "C" hereto, properly completed, (A) stating that the signer has reviewed the terms of this Agreement and of the Notes and has made, or caused to be made under his supervision, a review of the transactions and condition of the Borrower and of PEI and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during such accounting period, and that the signer does not have knowledge of the existence, as at the date of such Compliance Certificate, of any condition or event which constitutes an Event of Default or a Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto, and (B) demonstrating in reasonable detail compliance as at the end of such accounting period with the restrictions contained in Sections 7.2(o) and 7.2(p) hereof;

                    (iv) upon request of the Agent, deliver to the Agent as soon as it becomes available, but in no event later than March 31 of each fiscal year of the Borrower, a capital budget and operating budget of the Borrower and its Subsidiaries for such fiscal year and financial projections of the Borrower and its Subsidiaries for a one (1) year period beginning with such fiscal year;

                    (v) promptly give written notice to the Agent of the happening of any event which constitutes an Event of Default hereunder or a Potential Event of Default hereunder, but in no event shall any such notice be given later than five (5) days after the occurrence of any of the foregoing events;

                    (vi) promptly give written notice to the Agent of any pending or threatened claim, litigation or threat of litigation which arises between the Borrower or any of its Subsidiaries and any other party or parties (including without limitation an Official Body) which claim, litigation or threat of litigation is reasonably likely to cause a Material Adverse Change to the financial condition or operations of the Borrower, any such notice to be given not later than five (5) days after the Borrower becomes aware of the occurrence of any such claim, litigation or threat of litigation;

                    (vii) promptly deliver to the Agent (but in no event later than thirty (30) days after PEI or Borrower receives, submits or sends them) copies of (A) all management letters and other reports submitted to PEI or the Borrower by independent certified public accountants in connection with an annual or interim audit of the books of the Borrower, or of PEI or any of its Subsidiaries made by such accountants, (B) all reports, notices and proxy statements sent by PEI or the Borrower to their respective shareholders and (C) all regular and periodic reports and definitive proxy materials including but not limited to Forms 10-K, 10-Q and 8-K filed by PEI or the Borrower with any securities exchange or the Securities and Exchange Commission or its successor in interest;

                    (viii)    copies of any final order in any
proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body which is reasonably likely to result in a Material Adverse Change; and, upon the request of the Agent, a summary description of any rate filing made by Borrower or any of its Subsidiaries with any Official Body and a copy of all final orders of such body relating thereto; and

                    (ix) such other reports and information as the Agent or any Bank may from time to time reasonably request.

In complying with the terms of this Section 7.3, the Borrower shall deliver to the Agent sufficient copies of each document required to be delivered hereunder to enable the Agent to deliver at least one
(1) copy of each such document to each Bank.

     VII.4  Notices Regarding Plans and Benefit Arrangements.

            Borrower shall deliver to Agent:

            (a) Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                    (i) any Reportable Event with respect to the Borrower or any member of the ERISA Group,

                    (ii)      any Prohibited Transaction which
could subject the Borrower or any member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, Benefit Arrangement or any trust created thereunder, if such tax and/or penalty is reasonably likely to result in a Material Adverse Change,

                    (iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

                    (iv)      any partial or complete withdrawal
from a Multiemployer Plan by the Borrower or any member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                    (v) any cessation of operations (by the
Borrower or any member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

                    (vi)      withdrawal by the Borrower or any
member of the ERISA Group from a Multiple Employer Plan,

                    (vii)     a failure by the Borrower or any
member of the ERISA Group to make a payment to a Plan required to avoid imposition of a lien under Section 302(f) of ERISA,

                    (viii)    the adoption of an amendment to a
Plan requiring the provision of security to such Plan pursuant to
Section 307 of ERISA, or

                    (ix)      any change in the actuarial
assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

            (b) Promptly after receipt thereof, copies of (i) all notices received by the Borrower or any member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (ii) at the request of the Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

            (c) Promptly upon the filing thereof, copies of any PBGC Form 200, 500, 600 or 601, or any successor form filed with the PBGC in connection with the termination of any Plan.


                           ARTICLE VIII
                              DEFAULT

     VIII.1 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

            (a) (i) The Borrower shall fail to pay any principal of any Term Loan (including mandatory prepayments or payment due at maturity) when due; or (ii) the Borrower shall fail to pay any interest on any Term Loan or any other amount owing hereunder or under the other Loan Documents after such interest or other amount becomes due in accordance with the terms hereof or thereof and such failure shall continue for a period of three (3) days;

            (b) Any representation or warranty made at any time by the Borrower herein or by the Borrower in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

            (c) The Borrower shall default in the observance or performance of any covenant contained in Section 7.2 hereof;

            (d) The Borrower shall default in the observance or performance of any other covenant, condition or provision hereof, or of any other Loan Document and such default shall continue unremedied for a period of twenty (20) Business Days after any officer of the Borrower becomes aware of the occurrence thereof;

            (e) A default or event of default shall occur at any time under the terms of any other agreements involving borrowed money or the extension of credit or any other Indebtedness now existing or hereinafter incurred, including but not limited to Existing Indebtedness as set forth on Schedule 7.2(a) under which the Borrower or any of its Subsidiaries may be obligated as borrower or guarantor (i) in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default causes the acceleration of any such Indebtedness or the termination of any commitment to lend or (ii) in excess of Ten Million Dollars ($10,000,000) in the aggregate, and such breach or default permits the acceleration of any Indebtedness or the termination of any commitment to lend;

            (f) Any final judgments or orders for the payment of money in excess of One Million Dollars ($1,000,000) in the aggregate shall be entered against the Borrower or any of its Subsidiaries by a court having jurisdiction in the premises which judgment is not paid, discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

            (g) Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Borrower in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become ineffective or inoperative in any material respect or shall in any way cease to give or provide in any material respect the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

            (h) A notice of lien or assessment in excess of One Million Dollars ($1,000,000) in the aggregate is filed of record with respect to all or any part of the assets of the Borrower or any of its Subsidiaries by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the PBGC, or if any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable, or if such notice is filed or such payment is not so made, unless the Borrower (aa) contests such lien, assessment, tax or debt in good faith by appropriate and lawful proceedings diligently conducted and (bb) establishes such reserves or other appropriate provisions, if any, as shall be required by GAAP and (cc) pays such lien, assessment, tax or debt in accordance with the terms of any final judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

            (i) The Borrower or PEI ceases to be solvent or admits in writing its inability to pay its debts as they mature;

            (j) Any of the following occurs: (i) any Reportable Event, which constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed under Section 4042 of ERISA to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan and, in the case of the occurrence of (i), (ii), (iii) or (iv) of this Section 8.1(j) above, the amount of Borrower's liability is likely to exceed five percent (5%) of its Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan;
(viii) the Borrower or any member of the ERISA Group shall withdraw (or shall be treated under Section 4062(e) of ERISA as having withdrawn) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

            (k) The Borrower ceases to conduct its businesses as contemplated, or the Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed or stayed within thirty (30) days after the entry thereof;

            (l) A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower or PEI in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or PEI for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

            (m) The Borrower or PEI shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

     VIII.2 Consequences of Event of Default.

            (a)  If an Event of Default specified under subsections
(a) through (k) of Section 8.1 hereof shall occur and be continuing, with the consent of the Required Banks, the Agent may, and upon the request of the Required Banks, the Agent shall by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

            (b)  If an Event of Default specified under subsections
(l) or (m) of Section 8.1 hereof shall occur, the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

            (c) If an Event of Default shall occur and be continuing, any Bank to whom any obligation is owed by the Borrower hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 10.11 hereof and any branch, subsidiary or affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and apply to the then unpaid balance of all the Term Loans and all other obligations of the Borrower hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower by such Bank or participant or by such branch, subsidiary or affiliate, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, subsidiary or affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured and regardless of the existence or adequacy of any other security, right or remedy available to any Bank or the Agent; and

            (d) If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of the Term Loans of the Borrower pursuant to any of the foregoing provisions of this Section 8.2, the Agent or any Bank, if owed any amount with respect to the Notes, may, after obtaining the consent of the Required Banks, proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Notes, including as permitted by applicable Law the obtaining of the appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Bank; and

            (e) In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent and the Banks shall have all of the rights and remedies of a creditor under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable Law.


                            ARTICLE IX
                              AGENT

     IX.1 Appointment. Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement and the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein and therein, and to exercise such powers and to perform such duties hereunder and thereunder, as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

     IX.2 Delegation of Duties. The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent hereunder) and, subject to Sections 9.5 and 9.6 hereof, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

     IX.3   Nature of Duties; Independent Credit Investigation.
The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Each Bank expressly acknowledges: (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the credit worthiness of the Borrower in connection with this Agreement and the making and continuance of the Term Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Term Loan or at any time or times thereafter.

     IX.4 Actions in Discretion of Agent; Instructions from the Banks. The Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 9.6 hereof. Subject to the provisions of Section 9.6, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Agent.
     IX.5 Reimbursement and Indemnification of Agent by the Borrower. The Borrower unconditionally agrees upon demand to pay or reimburse the Agent and save the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including but not limited to reasonable fees and expenses of counsel, appraisers and environmental consultants, incurred by the Agent (provided, however, that with respect only to the fees and expenses of appraisers and environmental consultants, the Borrower's agreement to pay and reimburse and save harmless shall relate to such fees and expenses incurred after the occurrence of an Event of Default) (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents,
(ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of the liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an indemnitee if the same results from an indemnitee's gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower. Except to the extent covered by the preceding sentence, the Borrower shall not be liable to the Agent for consequential or punitive damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Term Loans or any of the Loan Documents. In addition, the Borrower agrees upon demand to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged after the occurrence of an Event of Default to perform audits of the Borrower's books, records and business properties.

     IX.6 Exculpatory Provisions. Neither the Agent nor any of its directors, officers, employees, agents, attorneys or affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including without limitation pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct,
(b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower, or the financial condition of the Borrower, or the existence or possible existence of any Event of Default or Potential Event of Default. Neither the Agent nor any Bank nor any of their respective directors, officers, employees, agents, attorneys or affiliates shall be liable to the Borrower for consequential or punitive damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Term Loans or any of the Loan Documents.

     IX.7 Reimbursement and Indemnification of Agent by Banks. Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an indemnitee (a) if the same results from such indemnitee's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent's audit of the Borrower's books, records and business properties.

     IX.8 Reliance by Agent. The Agent shall be entitled to rely upon any writing, telegram, facsimile, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     IX.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Event of Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Event of Default or Event of Default and stating that such notice is a "notice of default"; promptly upon receipt of any such notice, the Agent shall send a copy thereof to each Bank.

     IX.10 Notices. The Agent shall send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents (including all documents received by the Agent pursuant to Section 7.3 of this Agreement) promptly upon receipt thereof.

     IX.11 Banks in Their Individual Capacities. With respect to the Term Loan made by it, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its affiliates and each of the Banks and their respective affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Borrower and its affiliates, and in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder.

     IX.12 Holders of Notes. The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     IX.13 Equalization of Banks. The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder which may be applied to any obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, if any, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, notwithstanding any right of any Bank or holder of any participation in any Note to apply such amounts to any other obligation, all such amounts shall be applied first to all obligations of Borrower under this Agreement and the other Loan Documents and equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Sections 3.4(b), 4.5(A)(b) or 4.6(a) hereof. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Term Loan in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

     IX.14 Successor Agent. The Agent may resign as Agent upon not less than thirty (30) days' prior written notice to the Borrower and the Banks. If the Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint a successor agent for the Banks, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint a successor agent. Upon an appointment pursuant to either clause
(a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Article IX shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

     IX.15 Agent's Fee. The Borrower shall pay an Agent's Fee in accordance with the letter dated May 14, 1997 among the Borrower, PNC Capital Markets, Inc. and the Agent.


     IX.16 Calculations. In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Term Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

     IX.17 Beneficiaries. Except as expressly provided herein, the provisions of this Article IX are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.


                            ARTICLE X
                          MISCELLANEOUS

     X.1 Modifications Amendments or Waivers. With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Borrower hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks; provided, that, without the written consent of all the Banks (including in the case of subsection 10.1(b), all institutions which are participants under
Section 10.11(f) hereof), no such agreement, waiver or consent may be made which will:

            (a) Reduce the amount of any fees payable to any Bank hereunder, or amend or waive Sections 4.4, 9.6, 9.13 and 10.11(a), or Article VI, hereof;

            (b) Whether or not any Term Loans are outstanding, extend the time for payment of principal or interest of any Term Loan, or reduce the principal amount of or the rate of interest borne by any Term Loan, or otherwise affect the terms of payment of the principal of or interest of any Term Loan; or

            (c) Amend this Section 10.1, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder.

     X.2 No Implied Waivers; Cumulative Remedies; Writing Required. No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

     X.3 Reimbursement and Indemnification of Agent and Banks by the Borrower; Taxes. The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including reasonable fees and expenses of counsel for each Bank except with respect to (a) and (b) below and subject to this Section 10.3), incurred by such Bank (a) in connection with the administration and interpretation of this Agreement and the other Loan Documents, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from such Bank's gross negligence or willful misconduct, or (b) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (c) if the same results from a compromise or settlement agreement entered into by such Bank without the consent of the Borrower or (d) if the same results from legal proceedings commenced by any Bank against any other Bank. Except to the extent covered by the preceding sentence, the Borrower shall not be liable to any Bank for consequential or punitive damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Term Loans or any of the Loan Documents. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by using one (1) law firm to represent the Banks and the Agent, absent any conflict of interest. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

     X.4 Holidays. Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

     X.5    Funding by Branch, Subsidiary or Affiliate.

            (a) Notional Funding. Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, subsidiary or affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Term Loan, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office) and as a result of such change the Borrower would not be under any greater financial obligation pursuant to Section 4.5 hereof than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to the Bank's actual methods of making, maintaining or funding the Term Loans or any sources of funding actually used by or available to such Bank.

            (b) Actual Funding. Each Bank shall have the right from time to time to make or maintain any Term Loan by arranging for a branch, subsidiary or affiliate of such Bank to make or maintain such Term Loan subject to the last sentence of this
Section 10.5(b). If any Bank causes a branch, subsidiary or affiliate to make or maintain any part of the Term Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Term Loans to the same extent as if such Term Loans were made or maintained by such Bank but in no event shall any Bank's use of such a branch, subsidiary or affiliate to make or maintain any part of the Term Loans hereunder cause such Bank or such branch, subsidiary or affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including, without limitation, any expenses incurred or payable pursuant to Section 4.5 hereof) which would otherwise not be incurred.

     X.6 Notices. All notices, requests, demands, directions and other communications (collectively "notices") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by facsimile to the respective parties at the addresses and numbers set forth under their respective names on the signature pages hereof or in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of facsimile, when received, except if received other than during normal business hours, in which case on the next Business Day, (b) in the case of hand-delivered notice, when hand delivered, (c) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next Business Day by facsimile, (d) if given by mail, four (4) days after such communication is deposited in the mails with first class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; provided, that notices to the Agent shall not be effective until received. Any Bank giving any notice to the Borrower shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of the receipt by it of any such notice.

     X.7 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     X.8 Governing Law. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

     X.9 Prior Understanding. This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including, but not limited to, any prior confidentiality agreements and commitment letters.

     X.10 Duration; Survival. All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of Term Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Term Loans, or payment in full of the Term Loans. All covenants and agreements of the Borrower contained in Section 7.1, 7.2 and 7.3 herein shall continue in full force and effect from and after the date hereof until payment in full of the Term Loans. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article IV and Section 9.5, 9.7 and 10.3 hereof, shall survive payment in full of the Term Loans.

     X.11   Successors and Assigns.     (a)  This Agreement shall
be binding upon and shall inure to the benefit of the Banks, the Agent, the Borrower and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights and obligations hereunder or any interest herein.

            (b) Each Bank may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Term Loan owing to it and the Note held by it); provided, however, that (i) except in the case of an assignment to an existing Bank or an Affiliate of an existing Bank or a successor by merger to an existing Bank, the amount of the Term Loan Commitment of the Transferor Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption Agreement with respect to such assignment) shall in no event be less than Five Million Dollars ($5,000,000), (ii) each such assignment shall be to an Eligible Assignee or to an existing Bank or a successor by merger to an existing Bank or to an Affiliate of an existing Bank or a successor by merger to an existing Bank or the assignor, (iii) such assignment shall not result in a Prohibited Transaction, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Assumption Agreement, together with any Note subject to such assignment and, a processing and recordation fee of Three Thousand Dollars ($3,000). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption Agreement, which effective date shall be the second Business Day following the Transfer Effective Notice,
(x) the Purchasing Bank shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, have the rights and obligations of a Bank under the Loan Documents and (y) the Transferor Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of a Transferor Bank's rights and obligations under the Loan Documents, such Transferor Bank shall cease to be a party thereto.)

            Notwithstanding the foregoing, nothing herein shall prohibit any Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with Law.

            (c) By executing and delivering an Assignment and Assumption Agreement, the Transferor Bank and the Purchasing Bank thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, such Transferor Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such Transferor Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Loan Documents or any instrument or document furnished pursuant hereto;
(iii) such Purchasing Bank confirms that it has received a copy of the Loan Documents, together with copies of the documents and information as it has deemed appropriate to make its own credit analysis and decisions to enter into such Assignment and Assumption Agreement; (iv) such Purchasing Bank will, independently and without reliance upon the Agent, such Transferor Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Purchasing Bank confirms that it is an Eligible Assignee, an existing Bank or a successor by merger to an existing Bank or is an Affiliate of an existing Bank or a successor by merger to an existing Bank or the assignor; (vi) such Purchasing Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such Purchasing Bank agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

            (d) The Agent shall maintain at its address referred to in Section 10.6 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the principal amount of the Term Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of an Assignment and Assumption Agreement executed by a Transferor Bank and an assignee representing that it is an Eligible Assignee or is an existing Bank or a successor by merger to an existing Bank or an Affiliate of an existing Bank or a successor by merger to an existing Bank or is an Affiliate of such Transferor Bank, together with the Note subject to such assignment, the Agent shall, if such Assignment and Assumption Agreement has been completed and is in substantially the form of Exhibit "D" hereto and is permitted under this Agreement,
(i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at the Transferor Bank's expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such assignee in an amount equal to the Term Loan assumed by it pursuant to such Assignment and Assumption Agreement and, if the Transferor Bank has retained a Term Loan hereunder, a new Note to the order of the Transferor Bank in an amount equal to the Term Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the Funding Date and shall otherwise be in substantially the form of Exhibit "A". There shall be no loss of interest on the surrendered Note. All Notes executed and issued upon any transfer of Notes shall be legal, valid and binding obligations of the Borrower, evidencing the same debt, and entitled to the same security and benefits under this Agreement as the Notes surrendered for such transfer or exchange.

            (f) Each Bank may sell participations to one or more banks or to other entities in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Term Loan to the Borrower hereunder) shall remain unchanged, (ii) such sale of participations shall not result in a Prohibited Transaction, (iii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) such Bank shall remain the holder of such Note for all purposes of this Agreement, and (v) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

            (g) Any Bank may, in connection with an assignment or participation or proposed assignment or participation pursuant to this Section 10.11, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower; provided that, prior to any disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Bank as provided in Section 10.12 hereof.

     X.12 Confidentiality. The Agent and the Banks each agree to keep confidential all information obtained from the Borrower which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information
(i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such persons to maintain the confidentiality, (ii) to assignees and participants and proposed assignees and participants as contemplated by Section 10.11, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not subject to confidentiality restrictions, or (v) the Borrower shall have consented to such disclosure.

     X.13 Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

     X.14 Agent's or Bank's Consent. Whenever the Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

     X.15 Exceptions. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided herein or in any Schedule, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable law.

     X.16 Consent to Forum; Waiver of Jury Trial. The Borrower hereby irrevocably consents to the non-exclusive jurisdiction of the Court of Common Pleas of Luzerne County, Pennsylvania and the United States District Court for the Middle District of Pennsylvania as to any and all matters arising out of or relating to this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, and waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail directed to the Borrower at the address provided for in Section 10.6 hereof, or may be made as otherwise provided under the laws of the Commonwealth of Pennsylvania. The Borrower waives any objection to jurisdiction and venue of any action instituted against it as provided above, or based upon forum non conveniens, and agrees not to assert any defense or claim based on lack of jurisdiction or venue, or forum non conveniens.

     THE BORROWER, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY
JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND
ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN
DOCUMENT TO THE FULL EXTENT PERMITTED BY LAW.

     This Section is a material aspect of this Agreement and the Borrower acknowledges that the Banks would not extend credit to the Borrower hereunder if the consents and waivers set forth in this
Section 10.16 were not a part of this Agreement.

     [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]
     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:          (SEAL)       PG ENERGY INC.



By:/s/ Richard N. Marshall      By: /s/John F. Kell, Jr.
Name:  Richard N. Marshall    Name: John F. Kell, Jr.
Title: Treasurer and          Title: Vice President,
       Assistant Secretary           Financial Services

                    Address for Notices:

                    PG Energy Inc.
                    One PEI Center
                    Wilkes-Barre, Pennsylvania 18711-0601

                    Telecopier No. (717) 829-8652
                    Attention:  Michael J. McLaughlin
                    Telephone No. (717) 829-8919



                              PNC BANK, NATIONAL ASSOCIATION,
                              individually and as Agent



                              By: /s/Robert G. Mills
                              Name:  Robert G. Mills
                              Title: Vice President


                    Address for Notices:

                    PNC Bank, National Association
                    11 West Market Street, 3rd Floor
                    Wilkes-Barre, PA  18701

                    Telecopier No. (717) 831-2831
                    Attention: Robert G. Mills
                    Telephone No. (717) 831-2833



                              FIRST UNION NATIONAL BANK



                              By:/s/ Michael Kolosowsky
                              Name:  Michael Kolosowsky
                              Title:  Vice President


                    Address for Notices:

                    First Union National Bank
                    One First Union Center, 5th Floor
                    301 S. College Street
                    Charlotte, NC  28288-0735

                    Telecopier No. (704) 383-6670
                    Attention:  Mr. Brian D. Tate
                    Telephone No. (704) 383-0510



                              MELLON BANK, N.A.



                              By:/s/W.Frank McGrane
                              Name: W.Frank McGrane
                              Title: Vice President


                    Address for Notices:

                    Mellon Bank, N.A.
                    Northeastern Region
                    Middle Market Department
                    8 West Market Street
                    Wilkes-Barre, PA  18711


                    Telecopier No. (717) 826-2978
                    Attention:  W. Frank McGrane
                    Telephone No. (717) 826-5374



                              CORESTATES BANK, N.A.



                              By: /s/Thomas V. Amico
                              Name:  Thomas V. Amico
                              Title: Vice President


                    Address for Notices:

                    CoreStates Bank, N.A.
                    1 South Main Street
                    P.O. Box 560
                    Pittston, PA  18640-0560

                    Telecopier No. (717) 655-3663
                    Attention:  Thomas V. Amico
                    Telephone No. (717) 655-5987


                         SCHEDULE 1.1(a)

                    TERM LOAN AMOUNT OF BANKS




BANK                                                                  AMOUNT
OF TERM LOAN        PERCENTAGE
[CAPTION]

[S]                               [C]                        [C]
PNC Bank, National Association    $ 10,000,000               40%

First Union National Bank            5,000,000               20%

Mellon Bank, N.A.                    5,000,000               20%

CoreStates Bank, N.A.                5,000,000               20%



                                   $25,000,000              100%


                         SCHEDULE 1.1(b)

                         PERMITTED LIENS

1. Liens existing pursuant to the Indenture of Mortgage and Deed of Trust dated as of March 15, 1946, from the Borrower
     (formerly Scranton-Spring Brook Water Service Company) to
     First Trust of New York, National Association, as supplemented by thirty supplemental indentures.
                         SCHEDULE 5.1(g)

                            LITIGATION


                               None
                         SCHEDULE 5.1(l)

                      CONSENTS AND APPROVALS

1. Securities Certificate adopted and entered on July 10, 1997, by the Pennsylvania Public Utility Commission.
                         SCHEDULE 5.1(q)

                EMPLOYEE BENEFIT PLAN DISCLOSURES

                               None
                         SCHEDULE 5.1(s)

                    ENVIRONMENTAL DISCLOSURES

                               None
                         SCHEDULE 7.2(a)

                      EXISTING INDEBTEDNESS

1. Indebtedness under the Indenture of Mortgage and Deed of Trust dated as of March 15, 1946, from the Borrower (formerly Scranton-Spring Brook Water Service Company) to First Trust of New York, National Association, as supplemented by thirty supplemental indentures aggregating $55,000,000 as of August 14, 1997.

2. Indebtedness under Promissory Notes dated April 8, 1997, issued by the Borrower in favor of Mellon Bank, N.A., in the amount of $_______ as of August 14, 1997.

3. Indebtedness under a Promissory Note dated May 30, 1996, as amended, issued by the Borrower in favor of PNC Bank, National Association, in the amount of $_______ as of August 14, 1997.

4. Indebtedness under a Promissory Note dated March 25, 1997, issued by the Borrower in favor of First Union National Bank, National Association, in the amount of $______ as of August
     14, 1997.

5. Indebtedness under a Promissory Note dated July 3, 1997, issued by the Borrower in favor of CoreSTates Bank, N.A. in the amount of $_______ as of August 14, 1997.

6. Indebtedness under a Promissory Note dated May 28, 1997, issued by the Borrower in favor of Fleet Bank in the amount of $_______ as of August 14, 1997.

7. Indebtedness under a Promissory Note dated June 24, 1997, issued by the Borrower in favor of First Heritage Bank in the amount of $1,500,000 as of August 14, 1997.

8. Indebtedness under a Promissory Note dated August 1, 1997, issued by the Borrower in favor of Penn Security Bank & Trust Company in the amount of $1,000,000 as of August 14, 1997.

9. Indebtedness under a Promissory Note dated February 14, 1997, issued by Honesdale Gas Company, a Subsidiary of the Borrower, in favor of Wayne Bank in the amount of $25,000 as of August
     14, 1997.
                         SCHEDULE 7.2(g)

                           ASSET SALES

                               None
                         SCHEDULE 7.2(i)

                          SUBSIDIARIES

1.   Honesdale Gas Company
2.   Penn Gas Development Co.
                           EXHIBIT "A"

                          TERM LOAN NOTE


$                                        Wilkes-Barre, Pennsylvania
                                               ______________, 1997


This Term Loan Note (the "Note") is executed and delivered under and pursuant to the terms of that certain Term Loan Agreement dated August 14, 1997 (together with all extensions, renewals, amendments, substitutions or replacements, the "Agreement") by and among PG ENERGY INC., a Pennsylvania corporation (the "Borrower"), the banks parties thereto (the "Banks") and PNC BANK, NATIONAL ASSOCIATION, as agent for the Banks (the "Agent").

FOR VALUE RECEIVED, the Borrower hereby promises to pay to the
order of                         (the "Bank"), at the office of the
Agent at its address set forth in the Agreement, on August 14,
2002, the principal sum of                           MILLION
DOLLARS ($                 ).

Interest on the unpaid principal balance hereof shall be due and payable and calculated in accordance with the terms of the Agreement. The interest rate will be adjusted, when necessary and if appropriate, in accordance with the terms of the Agreement. Interest payments shall be made at the office of the Agent set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement. All of the terms, conditions, covenants, representations and warranties of the Agreement are incorporated herein by reference as if the same were fully set forth herein including but not limited to the provisions thereof relating to the repayment of, prepayment of, and the acceleration of the maturity of, the indebtedness evidenced by this Note. All terms used herein as defined terms which are not defined herein but are defined in the Agreement shall have the respective meanings herein as are given them in the Agreement.

Upon the occurrence of any Event of Default specified in the Agreement, the principal hereof and accrued interest hereon may become forthwith due and payable, all as provided in the Agreement. In the event of a conflict between the terms of this Note and any other agreement, the terms of this Note shall control.

Demand, presentation, protest, notice of dishonor and notice of default are hereby waived.

This Note may be assigned by the Bank (or any other permitted holder hereof), in whole or in part, at any time and from time to time, to any person ("Permitted Assignee") in accordance with the terms and provisions of the Agreement. This Note shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of the successors and the Permitted Assignees of the Bank.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the principles thereof regarding conflict of laws.

THE BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF LUZERNE COUNTY, PENNSYLVANIA AND THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF PENNSYLVANIA AS TO ANY AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE BORROWER AT ITS ADDRESS PROVIDED FOR IN SECTION 10.6 OF THE AGREEMENT, OR MAY BE MADE AS OTHERWISE PROVIDED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED ABOVE, OR BASED ON FORUM NON CONVENIENS, AND AGREES NOT TO ASSERT ANY DEFENSE OR CLAIM BASED ON LACK OF JURISDICTION OR VENUE, OR FORUM NON CONVENIENS.

WITNESS the due execution hereof on the date first above written with intent to be legally bound hereby, and with the further intention that this Term Loan Note shall constitute a sealed instrument.


ATTEST:             (SEAL)   PG ENERGY INC.


By:                           By:

Name:                         Name:

Title:                        Title:

                              By:

                              Name:

                              Title:

                          EXHIBIT "B-1"

             Opinion of House Counsel of the Borrower



                         August 14, 1997


PNC Bank, National Association
  as Agent for the Banks
  (as defined below)
[address]


Ladies and Gentlemen:

     I am House Counsel of PG Energy Inc., a Pennsylvania corporation (the "Borrower"). This opinion is being delivered to you in connection with the execution and delivery of the Term Loan Agreement dated as of August 14, 1997 (the "Term Loan Agreement") among the Borrower, the banks parties thereto (the "Banks") and PNC Bank, National Association, as agent for the Banks (the "Agent") and the execution and delivery of the Notes issued pursuant thereto.

     This opinion is delivered to you pursuant to Section 6.1(d) of the Term Loan Agreement. All capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to them in the Term Loan Agreement.

     In connection with the transactions contemplated by the Term Loan Agreement, Hughes Hubbard & Reed L.L.P. has acted as special corporate counsel for the Borrower. As House Counsel of the Borrower I have made such investigations of law, have examined the Term Loan Agreement and Notes, and certificates of public officials and of the Borrower, and have examined corporate documents and records of the Borrower and have made such examinations and inquiries as I have deemed necessary or appropriate in connection with this opinion hereinafter set forth. In rendering this opinion, I have also relied upon certificates of Official Bodies and, have assumed the genuineness of signatures of all persons (other than officers of the Borrower) signing any documents, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies.

          In rendering this opinion, I have assumed that (x) the Term Loan Agreement has been duly authorized, executed and delivered by each Bank and the Agent and (y) the Term Loan
Agreement constitutes the valid and binding obligation of each Bank and the Agent enforceable against them in accordance with its terms.

     The opinions expressed herein are subject to the following qualifications:

            (i) the enforceability of the Term Loan Agreement and the Notes is subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally;

           (ii) the enforceability of the Term Loan Agreement and the Notes is subject to the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) and to the discretion of the court before which any proceeding therefor may be brought (including without limitation the discretion of a court to grant or limit the right of specific performance);

          (iii) the provisions of the Term Loan Agreement that permit any Person to take action or make determinations, or to benefit from indemnities or similar undertakings, may be subject to requirements that such action be taken or such determinations be made, or that any action or inaction by such Person that may give rise to a request for payment under such an indemnity or similar undertaking be taken or not taken, on a reasonable basis and in good faith;

           (iv) the indemnities in the Term Loan Agreement may be unenforceable or limited based upon public policy considerations or applicable law;

            (v) under certain circumstances the requirement that the provisions of the Term Loan Agreement and the Notes may be modified or waived only in writing or only in a specific instance may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provisions;

           (vi)  a court may modify or limit contractual
     awards of attorneys' fees; and

          (vii) the use of the phrase (a) "to my knowledge" is intended to be limited to my actual knowledge as House Counsel of the Borrower and (b) "after due inquiry" is intended to be limited to a review of the subject matter of the opinions so qualified with appropriate officers of Borrower and a review of such documents or agreements as may have been identified by such officers as being necessary to be reviewed in connection with the subject matter of such opinions.

     Based upon the foregoing, I am of the opinion that:

     1. The Borrower is duly organized and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania, with the corporate power and corporate authority under the laws of such Commonwealth, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged or proposes to conduct. Except as disclosed in Borrower's or Pennsylvania Enterprises, Inc.'s (PEI) Form 10-K for the fiscal year ended December 31, 1996 or Form 10-Q for the quarter ended June 30, 1997 submitted to the Securities and Exchange Commission, to my knowledge, after due inquiry, is in compliance with all requirements of the Pennsylvania Public Utility Code, except to the extent that the failure to comply therewith would not, in the aggregate, result in a Material Adverse Change.

     2. The Borrower has the corporate power and corporate authority, and the legal right, to make, deliver and perform the Term Loan Agreement and the Notes and to borrow thereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of the Term Loan Agreement and the Notes and to authorize the execution, delivery and performance of the Term Loan Agreement and the Notes. Other than the consent of the Pennsylvania Public Utility Commission, which has been obtained, no consent or authorization of, filing with or other act by or in respect of, any Official Body of the Commonwealth of Pennsylvania, is required by the Borrower in connection with the borrowings or transactions under the Term Loan Agreement or with the execution, delivery and performance by the Borrower of the Term Loan Agreement or the Notes or with the validity or enforceability of the Term Loan Agreement or the Notes as to or against the Borrower.

     3. The Borrower's authorized capital stock consists of 10,000,000 shares of common stock, no par value ("Common Stock"), of which 3,314,155 shares are issued and outstanding on the date hereof, and 997,500 shares of preferred stock, $100.00 par value ("Preferred Stock"), of which 172,386 shares are issued and outstanding. PEI is the record and beneficial owner of all of the issued and outstanding shares of Common Stock of Borrower, and to my knowledge, after due inquiry, holds such Common Stock free and clear of any Lien. All the issued and outstanding shares of capital stock of the Borrower and PEI are authorized, validly issued, free of any preemptive rights and, to my knowledge, are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any shares of Borrower's Common Stock.

     4. The Term Loan Agreement and each Note has been duly executed and delivered on behalf of the Borrower. The Term Loan Agreement and each Note constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.
     5. The obligations of the Borrower under the Term Loan Agreement and the Notes rank at least pari passu in priority of payment with all other Indebtedness of the Borrower except Indebtedness of the Borrower to the extent secured by Permitted Liens.

     6. The execution, delivery and performance by the Borrower of the Term Loan Agreement and the Notes, the borrowings thereunder, the use of the proceeds thereof and the other transactions contemplated by the Term Loan Agreement and the Notes
(i) will not violate, or conflict with (with or without the giving of notice or the lapse of time, or both), (x) the Articles of Incorporation, the by-laws or the other organizational documents, if any, of the Borrower, (y) any law or administrative regulation of the Commonwealth of Pennsylvania applicable to the Borrower, or any order, writ, judgment, injunction or decree to which the Borrower is a party or by which it is bound or to which it is subject or (z) any material mortgage, deed of trust, lease, indenture, instrument, note or evidence of indebtedness or other agreement binding upon the Borrower and (ii) will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such law or administrative regulation or any such mortgage, deed of trust, lease, indenture, instrument, note or evidence of indebtedness or other agreement.

     7. Except as disclosed in Borrower's or PEI's Form 10-K for the fiscal year ended December 31, 1996, or Form 10-Q for the quarter ended June 30, 1997, submitted to the Securities and Exchange Commission, to my knowledge, after due inquiry, there are no judgments outstanding against or actions, suits, proceedings or investigations pending or threatened against the Borrower or PEI or any of their respective Subsidiaries at law or equity before any Official Body which individually or in the aggregate is reasonably likely to result in any Material Adverse Change. To my knowledge, after due inquiry, neither the Borrower, PEI nor any of their respective Subsidiaries is in violation of any order, writ, injunction or any decree of any Official Body which is reasonably likely to result in any Material Adverse Change. There is no action, proceeding, investigation or contested claim pending or to my knowledge threatened, which questions the validity of the Term Loan Agreement or the Notes or any transactions contemplated thereby.

     8. The Borrower is not subject to regulation under any State statute or regulation which limits its ability to incur
Indebtedness.

     9. The Borrower has no Subsidiaries at the date hereof other than as listed in Schedule 7.2(i) to the Term Loan Agreement.

     10. The interest rate and other charges provided for in the Term Loan Agreement and each Note do not violate the usury or other laws of the Commonwealth of Pennsylvania relating to the maximum rate of interest or other charges that may be charged, paid or collected.

     I am admitted to practice law in the Commonwealth of Pennsylvania and do not express any opinion herein concerning the law of any jurisdiction except the Commonwealth of Pennsylvania. All of the opinions expressed herein are rendered as of the date hereof. I assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to my attention or any changes in the law that may hereafter occur.

     This letter is furnished by me solely in connection with the Term Loan Agreement for your benefit and the benefit of each Bank a party to the Term Loan Agreement and may not be relied upon for any other purpose, or furnished to, used by, circulated to, quoted to or referred to by, any other person without my prior written consent in each instance.

                              Very truly yours,





                          EXHIBIT "B-2"

                 Opinion of Hughes Hubbard & Reed




                                   August 14, 1997



PNC Bank, National Association,
  as Agent for the Banks
  (as defined below)
[address]


Ladies and Gentlemen:

          We have acted as special counsel to PG Energy Inc., a Pennsylvania corporation (the "Borrower"), in connection with the execution and delivery of the Term Loan Agreement, dated as of August 14, 1997 (the "Loan Agreement"), among the Borrower, the Banks parties thereto (the "Banks") and PNC Bank, National Association, as agent for the Banks (the "Agent") and the execution and delivery of the Notes pursuant thereto.

          This Opinion Letter is being furnished to you at the request of the Borrower pursuant to Section 6.1(d) of the Loan Agreement. All capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to them in the Loan Agreement or the Accord (see below).

          This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the
"Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

          The law covered by the opinion set forth below is limited to the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Public Utility Holding Company Act of 1935, as amended (the "PUHCA"), the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations under such statutes.
          In rendering the opinion set forth below, we also have examined such certificates of public officials, corporate records and documents and other instruments, and have made such other investigations, as we have deemed necessary in connection with the opinion hereinafter set forth. As to certain issues of fact material to such opinion, we have relied upon certificates of officers of the Borrower and upon the representations of the Borrower contained in Section 5.1 of the Loan Agreement.

          Based upon the foregoing, we are of the opinion that:

          1. The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act. The Borrower and PEI are presently exempt, pursuant to Section 3(a) of the PUHCA, from the requirements of the PUHCA and the rules and regulations thereunder, other than the requirements of Section 9(a)(2) thereof.

          2. No consent or authorization of, filing with or other act by or in respect of, any Official Body is required to be obtained or made by the Borrower or PEI under the Securities Act or the Exchange Act of 1934 in connection with the execution, delivery and performance by the Borrower of the Loan Agreement and the Notes, other than ordinary disclosures in filings required to be made by the Borrower or PEI pursuant to the disclosure requirements of the Act and the Exchange Act, none of which disclosures are required to be made prior to the execution and delivery of the Loan Agreement and the Notes.

          In rendering the opinion contained in the last sentence of paragraph 1, we have assumed that (i) no Person directly or indirectly owns, controls or holds with power to vote ten percent (10%) or more of the voting securities (as defined in the PUHCA) of the Borrower, except PEI, and (ii) no Person directly or indirectly owns, controls or holds with power to vote ten percent (10%) or more of the voting securities (as defined in the PUHCA) of PEI.

          The opinion expressed herein are furnished by us in connection with the Loan Agreement solely for your benefit and for the benefit of each of the Banks and may not be relied upon for any other purpose, or furnished to, used by, circulated to, quoted to or referred to, by any other person without our prior written consent in each instance.

                                   Very truly yours,



                                   Hughes Hubbard & Reed
                           EXHIBIT "C"

                      COMPLIANCE CERTIFICATE


          This Compliance Certificate is delivered pursuant to
Section 7.3(iii) of the Term Loan Agreement dated as of August 14, 1997 (the "Term Loan Agreement"), by and among PG Energy Inc., the Banks named therein or made parties thereto and PNC Bank, National Association as the Agent.

          1. The undersigned hereby certifies that the undersigned has reviewed the terms of the Term Loan Agreement and the Notes and has made, or caused to be made under his supervision, a review of the transactions and condition of the Borrower and of Pennsylvania Enterprises, Inc. and its Subsidiaries during the accounting period covered by the financial statements being delivered to the Banks along with this Compliance Certificate and:

               [(a) Such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence as of the date hereof, of any condition or event which constitutes an Event of Default or a Potential Event of Default [except as set forth in paragraph (b) hereof].]

               [(b) The nature of the condition(s) or event(s) which constitute an Event(s) of Default or Potential Event(s) of Default is(are) as follows:]

          [Existing condition(s) or event(s) to be described]

               [(c) The Borrower [is taking] [is planning to take] the following action with respect to the condition(s) or event(s) set forth in paragraph (b) above]:

          2. The calculations of the financial covenants set for in Sections 7.2 (o) and 7.2(p) for the accounting period ended
, 199__ are set forth below:

               (a)  Minimum Interest Coverage

               (b)  Maximum Leverage Ratio

          3. All terms used herein as defined terms which are not defined herein but are defined in the Term Loan Agreement shall have the meanings ascribed to them in the Term Loan Agreement.

                              PG ENERGY INC.



                              By:
Date:                         (Name and title of Authorized
                              Officer of Borrower)
                           EXHIBIT "D"

               ASSIGNMENT AND ASSUMPTION AGREEMENT



          ASSIGNMENT AND ASSUMPTION AGREEMENT, dated __________, 199__, among _________________________ (the "Transferor Bank"), each financial institution executing this Assignment and Assumption Agreement (each, a "Purchasing Bank"), PG Energy Inc., a Pennsylvania corporation (the "Borrower")' and PNC Bank, National Association, as agent for the Banks under the Agreement described below (in such capacity, the "Agent").

                      W I T N E S S E T H :

          WHEREAS, this Assignment and Assumption Agreement is being executed and delivered in accordance with Section 10.11 of that certain Term Loan Agreement dated as of August 14, 1997, among the Borrower, the Transferor Bank, certain other Banks parties thereto and the Agent (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the "Agreement");

          WHEREAS, the Purchasing Bank wishes to become a Bank party to the Agreement; and

          WHEREAS, the Transferor Bank is selling and assigning to each Purchasing Bank, rights, obligations and commitments under the Agreement;

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1. Upon receipt by the Agent of ten counterparts of this Assignment and Assumption Agreement to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Bank, each Purchasing Bank, the Borrower and the Agent, the Agent will transmit to the Borrower, the Transferor Bank and each Purchasing Bank a Transfer Effective Notice, substantially in the form of Schedule II to this Assignment and Assumption Agreement (a "Transfer Effective Notice"). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Assignment and Assumption Agreement shall become effective (the "Transfer Effective Date"), which date shall be the second Business Day following the date of such Transfer Effective Notice. From and after the Transfer Effective Date, each Purchasing Bank shall be a Bank party to the Agreement for all purposes thereof.
          2. At or before 12:00 Noon, local time of the Transferor Bank on the Transfer Effective Date, the Purchasing Bank shall pay to the Transferor Bank, in immediately available funds, an amount equal to the purchase price, as agreed between the Transferor Bank and such Purchasing Bank (the "Purchase Price") of the portion being purchased by such Purchasing Bank (such Purchasing Bank's "Purchased Percentage") of the outstanding Term Loans and other amounts owing to the Transferor Bank under the Agreement and the Note. Effective upon receipt by the Transferor Bank of the Purchase Price from a Purchasing Bank, the Transferor Bank hereby irrevocably sells, assigns and transfers to such Purchasing Bank, without recourse, representation or warranty, and each Purchasing Bank hereby irrevocably purchases, takes and assumes from the Transferor Bank, such Purchasing Bank's Purchased Percentage of the presently outstanding Term Loans and other amounts owing to the Transferor Bank under the Agreement and the Note together with all instruments, documents and collateral security pertaining thereto.

          3. The Transferor Bank has made arrangements with each Purchasing Bank with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by the Transferor Bank to such Purchasing Bank of any fees heretofore received by the Transferor Bank pursuant to the Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by such Purchasing Bank to the Transferor Bank of fees or interest received by such Purchasing Bank pursuant to the Agreement from and after the Transfer Effective Date.

          4. (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of the Transferor Bank pursuant to the Agreement and the Note shall, instead, be payable to or for the account of the Transferor Bank and the Purchasing Banks, as the case may be, in accordance with their respective interests as reflected in this Assignment and Assumption Agreement.

               (b) All interest, fees and other amounts that would otherwise accrue for the account of the Transferor Bank from and after the Transfer Effective Date pursuant to the Agreement and the Note shall, instead, accrue for the account of, and be payable to, the Transferor Bank and the Purchasing Banks, as the case may be, in accordance with their respective interests as reflected in this Assignment and Assumption Agreement (unless otherwise modified as provided in paragraph 3 above). In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Bank, the Transferor Bank and each Purchasing Bank will make appropriate arrangements for payment by the Transferor Bank to such Purchasing Bank of such amount upon receipt thereof from the Borrower.

          5. On or prior to the Transfer Effective Date, the Transferor Bank will deliver to the Agent its Note. On or prior to the Transfer Effective Date, the Borrower will deliver to the Agent a Note for each Purchasing Bank and the Transferor Bank, in each case in principal amounts reflecting, in accordance with the Agreement, the amounts of their respective Term Loans (as adjusted pursuant to this Assignment and Assumption Agreement), whereupon the Agent shall return to the Borrower the Note delivered by the Transferor to the Agent, which Note shall be marked "Canceled by Substitution". Each such new Note shall be dated the Funding Date and there shall be no loss of interest on the surrendered Note. Promptly after the Transfer Effective Date, the Agent will send to each of the Transferor Bank and the Purchasing Bank its new Note. All Notes executed and issued, upon any transfer of Notes shall be legal, valid and binding obligations of the Borrower, evidencing the same debt, and entitled to the same security and benefits under the Agreement as the Notes surrendered for such transfer or exchange.

          6. Concurrently with the execution and delivery hereof, the Transferor Bank will provide to each Purchasing Bank conformed copies of all documents delivered to the Transferor Bank on the Closing Date in satisfaction of the conditions precedent set forth in the Agreement.

          7. Each of the parties to this Assignment and Assumption Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment and Assumption Agreement.

          8. Each of the Transferor Bank and the Purchasing Bank represents and warrants to the other that (i) it has full power and legal right to execute and deliver this Assignment and Assumption Agreement and to perform the provisions of this Assignment and Assumption Agreement, (ii) the execution, delivery and performance of this Assignment and Assumption Agreement have been authorized by all necessary corporate action and (iii) this Assignment and Assumption Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          9. By executing and delivering this Assignment and Assumption Agreement, the Transferor Bank and the Purchasing Bank confirm to and agree with each other and the Agent and the Banks as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, the Note or any other instrument or document furnished pursuant thereto; (ii) the Transferor Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Agreement, the Note or any other instrument, document or certificate furnished pursuant hereto; (iii) the Purchasing Bank confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in Section 5.1(i)(A) of the Agreement, the financial statements delivered pursuant to Sections 7.3(i) and 7.3(ii) of the Agreement, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (iv) the Purchasing Bank will, independently and without reliance upon the Agent, the Transferor Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (v) each Purchasing Bank appoints and authorizes the Agent to take such action as agent on behalf of the Purchasing Bank and to exercise such powers under the Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article IX of the Agreement; and (vi) each Purchasing Bank agrees that it will perform all of its respective obligations as set forth in the Agreement to be performed by each as a Bank.

          10.  Schedule I hereto sets forth the revised Term Loan
Amounts and Term Loan Percentages of the Transferor Bank and the
Purchasing Bank as well as administrative information with respect to each other Bank.

          11. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. All terms used herein as defined terms which are not defined herein but are defined in the Agreement shall have the meaning ascribed to them in the Agreement, unless the context clearly indicates otherwise. All section references herein are to the Agreement, unless otherwise specified.
          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective duly authorized officers on the date set forth above.



                                                                 ,
                              as Transferor Bank


                              By:

                              Name:

                              Title:



                              PG ENERGY INC.
                              as Borrower


                              By:

                              Name:

                              Title:




                              as a Purchasing Bank


                              By:

                              Name:

                              Title:



                              PNC BANK, NATIONAL ASSOCIATION,
                              as Agent



                              By:

                              Name:

                              Title:

        SCHEDULE I TO ASSIGNMENT AND ASSUMPTION AGREEMENT

     LIST OF OFFICES, ADDRESSES FOR NOTICES AND LOAN AMOUNTS




[Transferor Bank]        Revised Term
                         Loan Amount:                  $


                         Revised Term
                         Loan Percentage:                         %





[Purchasing Bank]        New Term
                         Loan Amount:                 $


                         New Term
                         Loan Percentage:                         %


Address for Notices:








Attention:

Telephone:  (___) ___-______

Telecopier: (___) ___-______

        SCHEDULE II TO ASSIGNMENT AND ASSUMPTION AGREEMENT

               [Form of Transfer Effective Notice]



To:  PG Energy Inc.,                          as Transferor Bank
     and                     , as Purchasing Bank


The undersigned, as Agent under the Term Loan Agreement, dated as of August 14, 1997, among PG Energy Inc., as Borrower, the Banks parties thereto, and PNC Bank, National Association, as Agent, acknowledges receipt of ten executed counterparts of a completed Assignment and Assumption Agreement, as described in Schedule I hereto. Terms defined in such Assignment and Assumption Agreement are used herein as therein defined.

     1. Pursuant to such Assignment and Assumption Agreement, you are advised that the Transfer Effective Date will be [Insert second Business Day following date of Transfer Effective Notice.]

     2. Pursuant to such Assignment and Assumption Agreement, the Transferor Bank is required to deliver to the Agent on or before the Transfer Effective Date its Note.

     3. Pursuant to such Assignment and Assumption Agreement, the Borrower is required to deliver to the Agent on or before the Transfer Effective Date the following Notes, each dated the Funding
Date:

                    (a)  Note in the face principal amount of $
               made payable to [Transferor Bank];

                    (b)  Note in the face principal amount of $
               made payable to [Purchasing Bank];

                              PNC BANK, NATIONAL ASSOCIATION,
                              as Agent


                              By:

                              Title:


ACCEPTED FOR RECORDATION
     IN REGISTER:

PNC BANK, NATIONAL ASSOCIATION,
as Agent


By:

Title:
           IDENTIFICATION OF APPLICABLE ASSIGNMENT AND
                       ASSUMPTION AGREEMENT



(1) Assignment and Assumption Agreement dated as of ____________, 199__, by and among PG Energy Inc., as Borrower,
     , as the Transferor Bank,                       , as the
     Purchasing Bank, and PNC Bank, National Association, as Agent.

<-- Codes


<-- advance code     $25,000,000 TERM LOANS




                      TERM LOAN AGREEMENT

                          by and among

                         PG ENERGY INC.

                              and

                    THE BANKS PARTIES HERETO

                              and

            PNC BANK, NATIONAL ASSOCIATION, as Agent


                  Dated as of August 14, 1997




<-- Codes
                       TABLE OF CONTENTS

                                                             PAGE

ARTICLE I
                      CERTAIN DEFINITIONS                       1
         1.1                                 Certain Definitions      1
  1.2   Construction                                          14
         1.3                               Accounting Principles     14

ARTICLE II
                           TERM LOANS                          14
         2.1                                          Term Loans     14
  2.2   Use of Proceeds                                       14
         2.3                                               Notes     15
         2.4                                              Taxes.     15

ARTICLE III
                         INTEREST RATES                        15
         3.1                               Interest Rate Options     15
            (a)   Selection of
             Interest Rate Options                            15
                                                             (b)   Term Loan
             Interest Rate Options                            16
            (c)   Rate Quotations.
             16
         3.2                          Euro-Rate Interest Periods     17
         3.3  Interest After Default; Interest on Overdue Amount     17
         3.4                           Euro-Rate Unascertainable     18
         3.5                  Failure to Select Euro-Rate Option     19

ARTICLE IV
                            PAYMENTS                           20
         4.1                              Principal Payment Date     20
         4.2                              Interest Payment Dates     20
         4.3                                            Payments     20
         4.4                         Pro Rata Treatment of Banks     21
         4.5(A)                            Voluntary Prepayments     21
                                                             (B)   Mandatory
             Prepayments                                      22
         4.6    Additional Compensation in Certain Circumstances     23
             (a)   Increased Costs
             or Reduced Return Resulting From Taxes, Reserves, Capital
             Adequacy Requirements, Expenses, Etc                      23
                                               (b)   Indemnity  24
         4.7                                       Loan Accounts     25

ARTICLE V
                 REPRESENTATIONS AND WARRANTIES                25
         5.1                      Representations and Warranties     25
                                       (a)   Organization and
             Qualification                                    25
                                      (b)   Capitalization
             and Ownership                                    25
                                      (c)   Subsidiaries
             25
                                      (d)   Power and
             Authority                                        26
                                      (e)   Validity and
             Binding Effect                                   26
                                      (f)   No Conflict
             26
                                      (g)   Litigation
             26
                                      (h)   Title to
             Properties                                       26
                                      (i)   Financial
             Statements                                       27
                                      (j)   Margin Stock
             27
                                      (k)   Taxes      27
                                      (l)   Consents and
             Approvals                                        28
                                      (m)   No Event of
             Default; Compliance with Instruments             28
                                      (n)   Insurance  28
                                      (o)   Compliance with
             Laws                                            28
                                      (p)   Investment
             Companies; Other Regulations                     29
                                      (q)   Plans and
             Benefit Arrangements                             29
                                     (r)   Employment
             Matters                                          30
                                     (s)   Environmental
             Matters                                          30
                                     (t)   Senior Debt
             Status                                           32

ARTICLE VI
                     CONDITIONS OF LENDING                     32
         6.1                                  Closing Conditions     32
         6.2                                  Funding Conditions     34

ARTICLE VII
                           COVENANTS                           35
         7.1                               Affirmative Covenants     35
                                  (a)   Preservation of
             Existence, etc.                                  35
                                  (b)   Payment of
             Taxes.                                           35
                                  (c)   Maintenance of
             Insurance                                        35
                                  (d)   Maintenance of
             Properties and Leases                            35
                                  (e)   Maintenance of
             Patents, Trademarks, etc.                        36
                                  (f)   Visitation
             Rights                                           36
                                  (g)   Keeping of
             Records and Books of Account                     36
                                  (h)   Plans and
             Benefit Arrangements                             36
                                  (i)   Compliance with
             Laws                                             36
                                  (j)   Use of Proceeds
             36
                                  (k)   Environmental
             Laws                                             37
                                  (l)   Utility Act
             37
                                  (m)   Senior Debt
             Status                                           37
         7.2                             Negative Covenants     37
                                  (a)   Indebtedness
             37
                                  (b)   Liens      38
                                  (c)   Guaranties
             38
                                  (d)   Loans,
             Acquisitions and Investments                     38
                                 (e)   Dividends and
             Related Distributions                            39
                                  (f)   Liquidations,
             Mergers and Consolidations                       39
                                 (g)   Dispositions of
             Assets or Subsidiaries                           40
                                 (h)   Affiliate
             Transactions                                     40
                                 (i)   Subsidiaries,
             Partnerships and Joint Ventures                  41
                                 (j)   Continuation of
             or Change in Business                            41
                                 (k)   Plans and
             Benefit Arrangements                             41
                                 (l)   Fiscal Year
             42
                                 (m)   Issuance of
             Stock                                            42
                                (n)   Changes in
             Organizational Documents                         42
                                 (o)   Minimum Interest
             Coverage Ratio                                   42
                                 (p)   Maximum Leverage
             Ratio                                            42
         7.3                              Reporting Requirements     42
         7.4    Notices Regarding Plans and Benefit Arrangements     45

ARTICLE VIII
                            DEFAULT                            46
         8.1                                   Events of Default     46
         8.2                    Consequences of Event of Default     49

ARTICLE IX
                             AGENT                             50
         9.1                                         Appointment     50
         9.2                                Delegation of Duties     50
         9.3  Nature of Duties; Independent Credit Investigation     51
         9.4Actions in Discretion of Agent; Instructions from the Banks    51
         9.5Reimbursement and Indemnification of Agent by the Borrower     52
         9.6                              Exculpatory Provisions     52
         9.7 Reimbursement and Indemnification of Agent by Banks     53
         9.8                                   Reliance by Agent     53
         9.9                                   Notice of Default     54
         9.10                                            Notices     54
         9.11               Banks in Their Individual Capacities     54
         9.12                                   Holders of Notes     54
         9.13                              Equalization of Banks     54
         9.14                                    Successor Agent     55
         9.15                                        Agent's Fee     55
         9.16                                       Calculations     55
         9.17                                      Beneficiaries     56

ARTICLE X
                         MISCELLANEOUS                         56
         10.1                Modifications Amendments or Waivers     56
         10.2No Implied Waivers; Cumulative Remedies; Writing Required     56
         10.3Reimbursement and Indemnification of Agent and Banks by the
          Borrower; axes                                                57
         10.4                                           Holidays     58
         10.5         Funding by Branch, Subsidiary or Affiliate     58
                                   (a)   Notional Funding
             58
                                   (b)   Actual Funding
             58
         10.6                                            Notices     59
         10.7                                       Severability     59
         10.8                                      Governing Law     59
         10.9                                Prior Understanding     59
         10.10                                Duration; Survival     59
         10.11                            Successors and Assigns     60
         10.12                                   Confidentiality     62
         10.13                                      Counterparts     63
         10.14                         Agent's or Bank's Consent     63
         10.15                                        Exceptions     63
         10.16            Consent to Forum; Waiver of Jury Trial     63

SCHEDULE 1.1(a)
                   TERM LOAN AMOUNT OF BANKS                   68
SCHEDULE 1.1(b)
                        PERMITTED LIENS                        69
SCHEDULE 5.1(l)
                     CONSENTS AND APPROVALS                    71
SCHEDULE 5.1(q)
               EMPLOYEE BENEFIT PLAN DISCLOSURES               72
SCHEDULE 5.1(s)
                   ENVIRONMENTAL DISCLOSURES                   73
SCHEDULE 7.2(a)
                     EXISTING INDEBTEDNESS                     74
SCHEDULE 7.2(g)
                          ASSET SALES                          75
SCHEDULE 7.2(i)
                          SUBSIDIARIES                         76
EXHIBIT "A"
                         TERM LOAN NOTE                         1
EXHIBIT "B-1"
            Opinion of House Counsel of the Borrower            1
EXHIBIT "B-2"
                Opinion of Hughes Hubbard & Reed                1
EXHIBIT "C"
                     COMPLIANCE CERTIFICATE                     1
EXHIBIT "D"
              ASSIGNMENT AND ASSUMPTION AGREEMENT               1

SCHEDULE I TO ASSIGNMENT AND ASSUMPTION AGREEMENT
    LIST OF OFFICES, ADDRESSES FOR NOTICES AND LOAN AMOUNTS     1
SCHEDULE II TO ASSIGNMENT AND ASSUMPTION AGREEMENT
     [Form of Transfer Effective Notice]       1